Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 8, 2012

among

MIDSTATES PETROLEUM COMPANY, INC.,

as Parent,

MIDSTATES PETROLEUM COMPANY LLC,

as Borrower,

SUNTRUST BANK,

as Administrative Agent, Swing Line Lender, an Issuing Lender and a Lender,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

BANK OF AMERICA, N.A.,

as Syndication Agent

NATIXIS,

ROYAL BANK OF CANADA

and

THE ROYAL BANK OF SCOTLAND PLC,

as Co-Documentation Agents

SUNTRUST ROBINSON HUMPHREY, INC., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, NATIXIS NEW YORK BRANCH, RBC CAPITAL MARKETS and RBS SECURITIES INC.,

as Joint Bookrunners

SUNTRUST ROBINSON HUMPHREY, INC.,

as Lead Arranger

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

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(continued)

Page

APPENDIX

APPENDIX I	Specific Terms, Fees and Conditions
APPENDIX II	Financial Covenants

SCHEDULES

SCHEDULE I	Security Documents
SCHEDULE II	Individual Permitted Holders
SCHEDULE III	Existing Letters of Credit
SCHEDULE 2.01	Commitments and Pro Rata Shares
SCHEDULE 6.01	Subsidiaries and Equity Investments
SCHEDULE 6.05	Litigation and Title Matters
SCHEDULE 8.01(a)	Outstanding Liens
SCHEDULE 8.06	Transactions with Affiliates

EXHIBITS

Exhibit A	Form of Promissory Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Notice of Conversion/Continuation
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Guaranty
Exhibit G	Form of Letter in Lieu
Exhibit H-1	Form of U.S. Tax Compliance Certificate
Exhibit H-2	Form of U.S. Tax Compliance Certificate
Exhibit H-3	Form of U.S. Tax Compliance Certificate
Exhibit H-4	Form of U.S. Tax Compliance Certificate

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (the “Agreement”) is dated as of June 8, 2012, among MIDSTATES PETROLEUM COMPANY, INC., a Delaware corporation (“Parent”), MIDSTATES PETROLEUM COMPANY LLC, a Delaware limited liability company (“Borrower”), each of the financial institutions that is or that may from time to time become a signatory hereto as a Lender or an Issuing Lender and SUNTRUST BANK, a national banking association, as an Issuing Lender, as Swing Line Lender (in such capacity, together with its successors in such capacity, “Swing Line Lender”), as Administrative Agent for the benefit of the Lenders (in such capacity, together with its successors in such capacity, “Administrative Agent”) and as a Lender.

RECITALS

A. Borrower, Wells Fargo Bank, National Association, as administrative agent (the “Existing Administrative Agent” and issuing lender and the lenders (the “Existing Lenders”) party thereto entered into that certain Amended and Restated Credit Agreement dated as of December 10, 2010 (as heretofore amended, modified or supplemented, the “Existing Credit Agreement”);

B. The parties desire to amend and restate the Existing Credit Agreement in its entirety as set forth herein; and

C. The amendment and restatement of the Existing Credit Agreement is not intended by the parties hereto to constitute a novation, or discharge or a satisfaction of Indebtedness outstanding under the Existing Credit Agreement, which Indebtedness shall remain outstanding as amended and restated hereunder pursuant to the terms and conditions of this Agreement;

D. NOW, THEREFORE, in consideration of the foregoing recitals, of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is amended and restated to read in its entirety as follows:

ARTICLE I.

DEFINITIONS

1.01 Certain Defined Terms. The following terms have the following meanings:

“Acceptable Counter-party” means (i) any of the Lenders, (ii) any Affiliates of the Lenders, or (iii) any other counter-party who has, or arranges for a guarantor of the obligation of the counter-party who has, at the time the contract is made, long-term obligations rated BBB or Baa2 or better, respectively, by Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or Moody’s Investors Service, Inc. (or a successor credit rating agency).

“Act” shall have the meaning assigned such term in Section 12.16.

“Administrative Agent” is defined in the preamble.

“Administrative Agent’s Payment Office” means the principal office of Administrative Agent set forth in Appendix I or such other address as Administrative Agent may from time to time specify.

“Administrative Questionnaire” means an administrative questionnaire in the form provided by Administrative Agent to any Lender and submitted to Administrative Agent duly completed by such Lender.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent-Related Person” as to Administrative Agent, means Administrative Agent, its Affiliates, and the officers, directors, employees, agents, and attorneys-in-fact of Administrative Agent and its Affiliates.

“Aggregate Commitment” means the Commitments of all Lenders.

“Agreement” means this Credit Agreement including all Appendices, Schedules and Exhibits attached hereto, as same may be amended in writing from time to time.

“Alternative Swing Line Procedures” shall have the meaning assigned such term in Section 2.01(c)(vii).

“Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 24, 2001.

“Applicable Margin” means, with respect to LIBOR Loans, Base Rate Loans and Commitment Fees, the respective percentages set forth on the Pricing Grid.

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means SunTrust Robinson Humphrey, Inc.

“Assignee” has the meaning specified in Section 12.08(b).

“Available Amount” means, on any date of determination, an amount equal to (a) the net cash proceeds of any equity contribution made, directly or indirectly, to Borrower by any Permitted Holder after the Closing Date minus (b) any amounts thereof used to make Restricted Payments or Redemptions of Debt pursuant to Sections 8.09 or 8.11 and/or investments pursuant to Section 8.04(k).

“Available Commitment” means, at the particular time in question, the Aggregate Commitment then in effect minus the Effective Amount with respect thereto at such time.

“Bankruptcy Code” means the Federal Bankruptcy Code (11 U.S.C. §101, et seq.).

“Base Rate” means the highest of (i) the rate which Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) LIBOR determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate). Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below Administrative Agent’s prime lending rate.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrowing” means a borrowing hereunder consisting of Loans made to Borrower by any of the Lenders under Article II.

“Borrowing Base” means at the particular time in question, the amount determined pursuant to Section 2.04.

“Borrowing Base Period” means each six (6) month period commencing on the “Scheduled Borrowing Base Determination Dates” set forth on Appendix I.

“Borrowing Base Utilization Percentage” means, as of any date of determination, the ratio of the Effective Amount (as determined after giving affect to any Loan or prepayment scheduled to be made on such date) to the Borrowing Base then in effect.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.02.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks located in Houston, Texas or Atlanta, Georgia are authorized or required by law to close.

“Capital Lease” means, when used with respect to any Person, any lease in respect of which any of the obligations of such Person thereunder constitute Capitalized Lease Obligations.

“Capitalized Lease Obligations” means, all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations shall have been or should be, in accordance with tax accounting principals on an accrual basis, capitalized on the books of such Person.

“Cash Collateralize” means, to deposit in the LC Collateral Account or to otherwise pledge and deposit with or deliver to Administrative Agent, for the benefit of one or more of the Issuing Lenders or Lenders, as collateral for the LC Obligation or obligations of Lenders to fund participations in respect of the LC Obligation, cash or deposit account balances or, if Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twelve (12) months from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits, or bankers’ acceptances having in each case a tenor of not more than three (3) months from the date of acquisition issued by any Lender or any U.S. commercial bank or any branch or agency of a non-U.S. commercial bank licensed to conduct business in the U.S. having combined capital and surplus of not less than Five Hundred Million Dollars ($500,000,000); (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s at the time of acquisition, and in either case having a tenor of not more than twelve (12) months; and (d) deposits in money market funds investing exclusively in investments described in clauses (a), (b) and (c) above.

“Cash Management Agreement” means any agreement related to Cash Management Services by and between Parent, Borrower or any of their respective Subsidiaries and any Cash Management Bank.

“Cash Management Bank” means any Person that (a) at the time it provides Cash Management Services or (b) at any time after it has provided any Cash Management Services, is a Lender or Administrative Agent or an Affiliate of a Lender or Administrative Agent.

“Cash Management Obligations” means obligations owed by Parent, Borrower or any Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean treasury, depository, overdraft, credit or debit card, including non-card e-payables services, purchase card, electronic funds transfer, automated clearing house fund transfer services and other cash management services.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act as in effect on the date hereof) other than Permitted Holders, of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent; or

(b) Parent shall cease to own 100% of the Equity Interests of Borrower.

“Closing Date” means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by Administrative Agent and the Lenders.

“Code” means the Internal Revenue Code of 1986 and regulations promulgated thereunder.

“Collateral” means Parent’s, Borrower’s and the Subsidiaries’ Oil and Gas Properties, goods, equipment, accounts, general intangibles, inventory, as extracted collateral, fixtures, and contract rights, including without limitation, all such property described on Schedule I, and all equity interests in each Borrower and Subsidiary now owned or hereafter acquired by Parent, Borrower or any Subsidiary, in each case as such assets are intended to be or are subject to a Lien created in favor of Administrative Agent for the benefit of the Lenders (and others) pursuant to any Security Document.

“Combined Disposition/Derivative Threshold” means a combined threshold for sales and dispositions of Oil and Gas interests pursuant to Section 8.02(d)(iv) (measured by reference to the fair market value of the Oil and Gas interests so sold or disposed) and assignments, terminations, sales or unwinds of commodity-price Derivative Contracts pursuant to Section 8.12(d) (measured by reference to the net proceeds, if any, attributable to such assignment, termination, sale or unwind), during any period between two successive Scheduled Borrowing Base Determinations, in an aggregate amount equal to five percent (5%) of the then effective Borrowing Base.

“Commitment” means as to each Lender, at any time, such Lender’s Pro Rata Share of the lesser of (a) the Borrowing Base then in effect and (b) the Maximum Loan Amount, as such Commitment may be terminated and/or reduced or increased from time to time in accordance with the provisions hereof.

“Commitment Fee” has the meaning specified in Section 2.06(b).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means, as to any Person without duplication, any direct or indirect liability of that Person with or without recourse, (a) with respect to any Indebtedness (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations shall be equal to the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Date” means the date on which any conversion or continuation occurs pursuant to Section 2.03(a).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.05(b)(iii).

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) pay to Administrative Agent, any Issuing Lender or Swing Line Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due or (iii) pay to any other Lender Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due absent a good faith dispute identified in writing, (b) has notified Borrower, Administrative Agent or any Issuing Lender or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) upon delivery of written notice of such determination to Borrower, each Issuing Lender, each Swing Line Lender and each Lender.

“Derivative Contracts” means all future contracts, forward contracts, swap, cap or collar contracts, option contracts, hedging contracts or other derivative contracts or similar agreements covering Oil and Gas commodities or prices or financial, monetary or interest rate instruments.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Effective Amount” means, on any date, the aggregate outstanding principal amount of all Loans after giving effect to any prepayments or repayments of Loans occurring on such date plus the LC Obligation, after giving effect to any reimbursement in respect thereof occurring on such date.

“Environmental Claims” means all material claims by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all material federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all material administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, and safety matters.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest; provided that debt securities which are convertible, at the option of either the holder or the issuer thereof or upon the happening of certain contingencies, into Equity Interests shall not be Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“Event of Default” means any of the events or circumstances specified in Section 10.01.

“Exchange Act” means the Securities and Exchange Act of 1934, and regulations promulgated thereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.09) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Administrative Agent” is defined in the recitals.

“Existing Credit Agreement” is defined in the recitals.

“Existing Lenders” is defined in the recitals.

“Existing Letters of Credit” means the letters of credit issued pursuant to the Existing Credit Agreement that are outstanding hereunder on the Closing Date and described on Schedule III.

“FATCA” means Sections 1471 through 1474 of the Code as of the date hereof (and any amendments or successor sections thereto which are not materially more onerous) and any regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with a member of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the date for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means that certain fee letter dated May 15, 2012, among Parent, Administrative Agent and SunTrust Robinson Humphrey, Inc., as Arranger.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding LC Obligations with respect to Letters of Credit issued by such Issuing Lender other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“GAAP” has the meaning ascribed such term in Section 1.03(b).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means Parent and any Material Domestic Subsidiary (other than Borrower) that is required to execute a Guaranty under Section 7.14.

“Guaranty” means any guaranty in the form of Exhibit F hereto, that is executed by a Guarantor.

“Guaranty Obligation” has the meaning specified under the definition of “Contingent Obligation.”

“Highest Lawful Rate” means, for each Lender, as of a particular date, the maximum nonusurious interest rate that under applicable federal and New York law may then be contracted for, charged or received by such Lender in connection with the Loan Obligations.

“Hydrocarbon Interests” means leasehold and other interests in or under oil, gas and other liquid or gaseous hydrocarbon leases with respect to Oil and Gas wherever located, mineral fee interests, overriding royalty and royalty interests, net profit interests, production payment interests relating to Oil and Gas wherever located, including any beneficial, reserved or residual interest of whatever nature.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person including, without limitation, production payments, net profit interests and other interest in Oil and Gas subject to repayment out of future Oil and Gas production; (f) all obligations with respect to Capital Leases; (g) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of Indebtedness of others of the kinds referred to in clauses (a) through (f) above.

“Indemnified Environmental Liabilities” has the meaning specified in Section 12.06.

“Indemnified Liabilities” has the meaning specified in Section 12.05.

“Indemnified Person” has the meaning specified in Section 12.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Proceeding” means (a) any case, action or proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, conservatorship, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including any Debtor Relief Law.

“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each calendar quarter and (b) as to any LIBOR Loan, the last day of each Interest Period applicable to such LIBOR Loan, provided, however, that if any Interest Period for a LIBOR Loan exceeds three (3) months, the date that falls three (3) months after the beginning of such Interest Period, and the date that falls three (3) months after each Interest Payment Date thereafter for such Interest Period, is also an Interest Payment Date.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a LIBOR Loan, and ending on the date one, two, three, six, nine (if offered by all Lenders), or twelve (if offered by all Lenders), months thereafter as selected by Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period for any Loan shall extend beyond the Stated Maturity Date.

“Interest Rate Type” means, with respect to any Loan, the interest rate, being either the Base Rate or the LIBOR forming the basis upon which interest is charged against such Loan hereunder.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Issue” means with respect to any Letter of Credit, to issue or extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuing Lender” means SunTrust Bank, and any successor thereto, any other Lender who agrees with Borrower to become an Issuing Lender under this Agreement (and agrees to become a party to this Agreement as an Issuing Lender pursuant to a joinder agreement in a form reasonably satisfactory to Administrative Agent and Borrower) and, for purposes of the Existing Letters of Credit, Wells Fargo Bank, National Association.

“LC Application” means an application or agreement for a standby Letter of Credit in the Issuing Lender’s current form with appropriate insertions or in such other form as shall be acceptable to the Issuing Lender in its sole discretion duly executed by Borrower pursuant to Section 2.09(a).

“LC Collateral” means any cash or liquid securities held by Issuing Lender as security for LC Obligations of Borrower.

“LC Collateral Account” means a blocked deposit account held by Issuing Lender.

“LC Obligation” means, at the time in question, the sum of the Matured LC Obligations plus the aggregate undrawn stated amount under all Letters of Credit then outstanding. The LC Obligation of any Lender at any time shall be its Pro Rata Share of the LC Obligation at such time.

“Lender” means any financial institution party hereto as having a Commitment, including, as the context requires, Swing Line Lender. References to “Lenders” shall include Administrative Agent, in its individual capacity as a “Lender” and such other lending institutions now a party or hereafter a party to this Agreement.

“Lender Derivative Party” means (i) with respect to any Derivative Contract of any Loan Party in effect on the Closing Date, any Person party thereto that was a Lender or an Affiliate of a Lender on the Closing Date or that was a lender (or an Affiliate of a lender) under the Existing Credit Agreement on the date such Derivative Contract was entered into and (ii) with respect to any Derivative Contract of any Loan Party entered into after the Closing Date, any Person party thereto that was a Lender or an Affiliate of a Lender at the time such Derivative Contract was entered into.

“Letter of Credit” means any Existing Letter of Credit and any other standby letter of credit issued by any Issuing Lender pursuant to this Agreement and upon an LC Application.

“Letter of Credit Sub-Facility Amount” means the amount set forth on Appendix I hereto.

“LIBOR” means, for any Interest Period with respect to a Borrowing of LIBOR Loans, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for Dollar deposits at approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period (provided that, if such page is not available for any reason, LIBOR shall instead be the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Page BBAM of the Bloomberg Financial Markets Information Service (or any successor page) as the London interbank offered rate for Dollar deposits at approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period). If for any reason such rate is not available on either such page, LIBOR for such Interest Period shall be the rate per annum reasonably determined by Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Loans comprising part of such Borrowing would be offered by Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“LIBOR Loan” means a Loan that bears interest based on the LIBOR.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement and the interest of a lessor under a Capital Lease), any financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means an extension of credit by a Lender to Borrower under Article II, including Revolving Credit Loans and Swing Line Loans.

“Loan Documents” means this Agreement, the Notes (if any), any Letters of Credit, the Security Documents, the Fee Letter, Guaranties, and all other documents (other than any Derivative Contract or Cash Management Agreement) delivered to Administrative Agent, Issuing Lender or any Lender in connection herewith.

“Loan Obligations” means all Obligations of the Loan Parties under the Loan Documents.

“Loan Parties” means collectively Borrower and the Guarantors, and “Loan Party” means individually each of Borrower and the Guarantors.

“Majority Lenders” means, at any time, the Lenders (excluding Defaulting Lenders) holding more than fifty percent (50%) of the sum of the Effective Amount attributable to Non-Defaulting Lenders or, if there is no Effective Amount, Lenders (excluding Defaulting Lenders) holding more than fifty percent (50%) of the sum of the Commitments of all Non-Defaulting Lenders.

“Margin Stock” means “margin stock” as such term is defined in Regulation U or X of the FRB.

“Material Adverse Effect” means a material adverse effect upon (a) the operations, business, properties or financial condition of the Loan Parties taken as a whole; (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Domestic Subsidiary” means any Domestic Subsidiary to which more than 5% of EBITDA is attributable or which owns Oil and Gas Properties which are Collateral.

“Matured LC Obligation” means the aggregate amount of payments made by the Issuing Lenders in respect to Letters of Credit and not reimbursed by Borrower or deemed Loans pursuant to Section 2.01(b).

“Maximum Loan Amount” means the amount set forth on Appendix I as the Maximum Loan Amount.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting

Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by Administrative Agent and the Issuing Lenders in their sole discretion.

“Mortgaged Properties” means the Oil and Gas Properties and any other properties upon which certain of the Loan Parties have granted a Lien in favor of Administrative Agent for the benefit of the Lenders (and others) pursuant to the Mortgages.

“Mortgages” means collectively, each Mortgage, Deed of Trust, Security Agreement and Financing Statement from any of the Loan Parties and all supplements, assignments, amendments and restatements thereto (or any agreement in substitution therefor) that are executed and delivered to Administrative Agent pursuant to Article IV of this Agreement.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Loan Party makes, is obligated to make or has made contributions during the immediately preceding five (5) plan years.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Derivative Contract, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Derivative Contract. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the applicable Derivative Contract as of the date of determination (assuming such Derivative Contract were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Derivative Contract as of the date of determination (assuming such Derivative Contract were to be terminated as of that date).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.01 and (ii) has been approved by the Majority Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note specified in Section 2.01(a), substantially in the form of Exhibit A, including any amendments, modifications, renewals or replacements of such promissory note.

“Notice of Borrowing” means a notice in substantially the form of Exhibit B.

“Notice of Continuation/Conversion” means a notice in substantially the form of Exhibit C.

“Obligations” means the aggregate amount of all amounts owing by any Loan Party under (i) any Loan Document, (ii) any Cash Management Agreement or (iii) any Derivative Contract with any Lender Derivative Party, to any Lender, Administrative Agent, Issuing Lender, Lender Derivative Party or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

“Oil and Gas” means petroleum, natural gas and other related hydrocarbons or minerals or any of them and all other substances produced or extracted in association therewith.

“Oil and Gas Properties” means Hydrocarbon Interests now owned or hereafter acquired by Parent, Borrower or any Subsidiary and contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and properties belonging, affixed or incidental to such Hydrocarbon Interests, including, without limitation, any and all property, real or personal, now owned or hereafter acquired by Parent, Borrower or any Subsidiary and situated upon or to be situated upon, and used, built for use, or useful in connection with the operating, working or developing of such Hydrocarbon Interests, including, without limitation, any and all petroleum and/or natural gas wells, structures, field separators, processing plants, liquid extractors, plant compressors, pumps, pumping units, field gathering systems, tank and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, liters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, taping, tubing and rods, surface leases, rights-of-way, easements and servitudes, and all additions, substitutions, replacements for, fixtures and attachments to any and all of the foregoing owned directly or indirectly by Parent, Borrower or any Subsidiary.

“Organization Documents” means, for any corporation, its certificate or articles of incorporation and its bylaws; for any limited liability company, its certificate of formation or articles of organization and its limited liability company agreement or operating agreement; and for any limited partnership, its certificate of limited partnership or formation and its limited partnership agreement; as any of the foregoing have been amended or supplemented from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any present or future mortgage tax, stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.09).

“Participant” has the meaning specified in Section 12.08(a).

“Participant Register” has the meaning specified in Section 12.08(a).

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, other than a Multiemployer Plan, which any Loan Party sponsors, maintains, is making, or is obligated to make contributions.

“Permitted Additional Debt” has the meaning specified in Section 8.05(k).

“Permitted Holders” means, collectively, (a) each of First Reserve Fund XII, L.P., FR Midstates Interholding LP and their respective Affiliates and (b) each of the individuals set forth on Schedule II and any of their respective family members, descendants, heirs, family trusts or other similar entities or similar arrangements.

“Permitted Liens” has the meaning set forth in Section 8.01.

“Permitted Refinancing Debt” means Indebtedness (for purposes of this definition, “New Debt”) incurred in exchange for, or proceeds of which are used to refinance, all of any other Indebtedness (the “Refinanced Debt”); provided that (a) such New Debt is in an aggregate principal amount not in excess of the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) (b) such New Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt and an average life no shorter than the average life of the Refinanced Debt; (c) such New Debt does not have a stated interest rate in excess of the stated interest rate of the Refinanced Debt; (d) such New Debt does not contain any covenants which are more onerous to Parent, Borrower and their respective Subsidiaries than those imposed by the Refinanced Debt and (e) such New Debt (and any guarantees thereof) is subordinated in right of payment to the Indebtedness (or, if applicable, the Guaranty) to at least the same extent as the Refinanced Debt and is otherwise subordinated on terms substantially reasonably satisfactory to Administrative Agent.

“Person” means an individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Pricing Grid” means the pricing grid set forth on Appendix I.

“Principal Business” means the business of the exploration for, and development, acquisition, production, gathering, processing and upstream marketing of Oil and Gas onshore in the United States of America.

“Pro Rata Share” means, as to any Lender at any time, the percentage set forth opposite its name on Schedule 2.01, as amended from time to time.

“Proven Reserves” means the estimated quantities of hydrocarbons that geological and engineering data demonstrate with a reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties under then existing economic and operating conditions (i.e. prices and costs as of the date the estimate is made).

“Recipient” means (a) Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Refinanced Debt” has the meaning set forth in the definition of “Permitted Refinancing Debt”.

“Regulation U” and “Regulation X” means Regulation U and Regulation X, respectively, of the FRB.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, the Lenders (excluding Defaulting Lenders) holding at least sixty-six and two-thirds percent (66-2/3%) of the sum of the Effective Amount attributable to Non-Defaulting Lenders or, if there is no Effective Amount, Lenders (excluding Defaulting Lenders) holding at least sixty-six and two-thirds percent (66-2/3%) of the sum of the Commitments of all Non-Defaulting Lenders.

“Requirements of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Report” means a report, reasonably acceptable to Administrative Agent, covering proved Oil and Gas reserves attributable to the Oil and Gas Properties and setting forth (i) the total quantity of proved developed and proved undeveloped reserves (separately classified as producing, shut-in, behind pipe, and undeveloped), (ii) the estimated future net revenues and future net income and cumulative estimated future net revenues and future net income utilizing a 9% discount rate (iii) the discounted present value of future net income utilizing a 9% discount rate, and (iv) such other information and data with respect to the Oil and Gas Properties as Administrative Agent may reasonably request.

“Responsible Officer” means the president, any vice president, the treasurer, the secretary, a corporate counsel, the chief operating officer, the chief financial officer, or the chief executive officer of a Loan Party, or such other Person designated as a Responsible Officer by such Loan Party.

“Revolving Credit Loan” has the meaning ascribed such term in Section 2.01(a).

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Pages/default.aspx, or as otherwise published by OFAC or any successor Governmental Authority from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published by OFAC or any successor Governmental Authority from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Scheduled Borrowing Base Determination” has the meaning ascribed such term in Section 2.04(a).

“SEC” means the Securities and Exchange Commission.

“Security Documents” means the mortgages, security agreements, pledges, assignments and related financing statements listed on Schedule I as the same may be amended, supplemented or modified from time to time and any and all other instruments currently existing or now or hereafter executed in connection with or as security for the payment of the Obligations.

“Security Termination Date” means the first date on which each of the following events shall have occurred on or prior to such time: (a) all Obligations due and payable are paid in full in cash (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination and Obligations arising under any Derivative Contract with a Lender Derivative Party that have either been novated or with respect to which the applicable Loan Party has provided substitute credit support acceptable to such Lender Derivative Party as acknowledged to Administrative Agent in writing); (b) the Commitments of the Lenders under this Agreement and the other Loan Documents are terminated; and (c) all Letters of Credit have terminated or been fully cash collateralized and no Issuing Lending has any obligation to issue Letters of Credit hereunder.

“Solvent” means, as to any Person at any time, that (a) the fair value of all of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of all of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Stated Maturity Date” means the date set forth on Appendix I as the maturity date.

“Status Report” means a status report prepared periodically (as specified on Appendix I) by Parent in form, scope and content acceptable to Administrative Agent, setting forth as of such period then ended (i) detailed production data from the Oil and Gas Properties by property, including, the volumes of Oil and Gas produced and saved, the volumes of Oil and Gas sold, gross revenue, net income, related leasehold operating expenses, severance taxes, capital costs and any production imbalances incurred during such period (ii) all new Oil and Gas Properties acquired by the Loan Parties and all new Subsidiaries purchased, acquired or formed since the date of Borrower’s last Status Report, (iii) a Derivative Contract position summary for each transaction by contract price, term and counter-party, (iv) the current list of purchasers of production including mailing address and the wells covered by such production sales contracts, and (v) such additional information with respect to any of the Oil and Gas Properties as may be reasonably requested by Administrative Agent.

“Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which either (a) more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof, or (b) such Person is the general partner, in the case of any limited partnership. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Parent.

“Surety Instruments” means all letters of credit (including standby), banker’s acceptances, bank guaranties, surety bonds and similar instruments.

“Swing Line” means the revolving credit facility made available by Swing Line Lender pursuant to Section 2.01(c).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.01(c).

“Swing Line Lender” is defined in the preamble.

“Swing Line Loan” has the meaning specified in Section 2.01(c)(i).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.01(c)(ii), which, if in writing, shall be in form of and substance satisfactory to Swing Line Lender.

“Swing Line Settlement Date” means the 15th day and the last day of each calendar month; provided, however, that if any such day is not a Business Day, the applicable Swing Line Settlement Date shall be the Business Day immediately preceding such day.

“Swing Line Sublimit” means an amount equal to the lesser of (a) ten million dollars ($10,000,000) and (b) Available Commitment. The Swing Line Sublimit is part of, and not in addition to, the Maximum Loan Amount.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of (a) the Stated Maturity Date or (b) the date on which Lenders’ Commitments terminate in accordance with the provisions of this Agreement.

“Threshold Amount” means, at any time, the greater of (a) one million dollars ($1,000,000) and (b) five percent (5%) of the then effective Borrowing Base.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“United States” and “U.S.” each means the United States of America.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.01(e).

1.02 Other Interpretive Provisions. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Unless otherwise specified or the context clearly requires otherwise, the words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Administrative Agent, Issuing Lender, the Lenders, Borrower and the other Loan Parties, and are the products of all parties. Accordingly, they shall not be construed against Borrower, the Lenders, Administrative Agent or Issuing Lender merely because of their involvement in the preparation thereof.

1.03 Accounting Terms and Principles.

(a) Certain accounting terms used herein are defined under Appendix II hereto, and such definitions are incorporated herein.

(b) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with generally accepted accounting principals in the United States of America (“GAAP”) as in effect from time to time, consistently applied; except that for purposes of Section 9.01, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.01(c)(i). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Parent, Borrower and Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Parent’s and Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made (any such amendment, an “Accounting Change Amendment”). Borrower shall not be obligated to pay an amendment fee to the Lenders for any amendment the sole purpose of which is to effectuate an Accounting Change Amendment. Until such time as such an amendment shall have been executed and delivered by Parent, Borrower, Administrative Agent and the Majority Lenders, all

financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

(c) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Parent.

(d) References herein to Parent’s financial statements or balance sheets shall mean, respectively, the consolidated financial statements or consolidated balance sheets of Parent and its Subsidiaries, if any.

ARTICLE II.

THE CREDIT

2.01 Amounts and Terms of the Commitments.

(a) Revolving Credit Loans. Each Lender severally agrees, on the terms and conditions set forth herein, to make Revolving Credit Loans to Borrower (each such loan, a “Revolving Credit Loan”) during the period of time from and after the Closing Date up to the Termination Date, so long as (i) after giving effect to any request for a Revolving Credit Loan, all Revolving Credit Loans by each Lender do not exceed such Lender’s Pro Rata Share of the aggregate amount of Revolving Credit Loans then requested from all Lenders, and (ii) the aggregate amount of such Lender’s Revolving Credit Loans, LC Obligation and Swing Line Loans outstanding at any time does not exceed such Lender’s Pro Rata Share of the lesser of (i) the Borrowing Base determined as of the date on which the requested Revolving Credit Loan is to be made and (ii) the Maximum Loan Amount. The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Revolving Credit Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender. Interest on Revolving Credit Loans shall accrue and be due and payable as provided herein. Borrower may borrow, repay and reborrow any amounts loaned hereunder. At the request of any Lender (including Swing Line Lender) at any time, Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note (herein called such Lender’s “Note”) made by Borrower payable to such Lender substantially in the form of Exhibit A. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by such Note.

(b) Letters of Credit. Subject to the terms and conditions of Section 2.09 below and relying upon the representations and warranties herein set forth, each Issuing Lender agrees to issue standby Letters of Credit upon the request of Borrower at any time and from time to time on and after the Closing Date and up to five (5) Business Days prior to the Termination Date. No Letter of Credit will be issued in a face amount which, after giving effect to the issuance of such Letter of Credit, would cause (i) the LC Obligation to exceed the Letter of Credit Sub-Facility Amount or (ii) the Effective Amount to exceed the lesser of (i) the Borrowing Base then in effect and (ii) the Maximum Loan Amount. If any Letter of Credit has been drawn upon and the amount so drawn has not been reimbursed, for all purposes hereof to the extent of the Available Commitment then existing, such funding shall be deemed a Revolving Credit Loan in an amount equal to the Matured LC Obligations applicable thereto.

(c) Swing Line Loans.

(i) The Swing Line. Subject to the terms and conditions set forth herein, Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.01(c), to make loans (each such loan, a “Swing Line Loan”), to Borrower from time to time on any Business Day prior to the Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the outstanding amount of Revolving Credit Loans and LC Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Pro Rata Share of the Available Commitment; provided, however, that after giving effect to any Swing Line Loan, (A) the sum of the aggregate outstanding amount of the Revolving Credit Loans plus the Swing Line Loans plus LC Obligations shall not exceed the Available Commitment at such time, and (B) the sum of the aggregate outstanding amount of the Revolving Credit Loans of any Lender (other than Swing Line Lender) at such time, plus such Lender’s Pro Rata Share of the outstanding amount of all LC Obligations at such time, plus such Lender’s Pro Rata Share of the outstanding amount of all Swing Line Loans at such time shall not exceed such Lender’s Pro Rata Share of the Available Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01(c), prepay under Section 2.04, and reborrow under this Section 2.01(c). Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender (other than Swing Line Lender) shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(ii) Borrowing Procedures. Each Swing Line Borrowing shall be made upon Borrower’s irrevocable notice to Swing Line Lender and Administrative Agent, which may be given by telephone. Each such notice must be received by Swing Line Lender and Administrative Agent not later than 9:00 a.m. (Houston, Texas time) on the requested borrowing date, and shall specify (A) the amount to be borrowed, which shall be a minimum of $500,000 or any whole multiple of $100,000 in excess thereof, and (B) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to Swing Line Lender and Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Promptly after receipt by Swing Line Lender of any telephonic Swing Line Loan Notice, Swing Line Lender will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has also received such Swing Line Loan Notice and, if not, Swing Line Lender will notify Administrative Agent (by telephone or in writing) of the contents thereof. Unless Swing Line Lender has received notice (by telephone or in writing) from Administrative Agent (including at the request of any Lender other than Swing Line Lender) prior to 10:00 a.m. (Houston, Texas time) on the date of the proposed Swing Line Borrowing (I) directing

Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.01(c)(i), or (II) that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, then subject to the terms and conditions hereof, Swing Line Lender will, not later than 10:00 a.m., Houston, Texas time on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrower at its office by crediting the account of Borrower on the books of Swing Line Lender in immediately available funds.

(iii) Refinancing of Swing Line Loans.

(A) On each Swing Line Settlement Date and at any other time Swing Line Lender, in its sole and absolute discretion, may request, Swing Line Lender, on behalf of Borrower (which hereby irrevocably authorizes Swing Line Lender to so request on its behalf), may require that each Lender make a Revolving Credit Loan (which shall be a Base Rate Loan) in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a borrowing notice delivered pursuant to Section 2.02(c) for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Borrowing Base and the conditions set forth in Section 5.02. Swing Line Lender shall furnish Borrower with a copy of the applicable borrowing notice promptly after delivering such notice to Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such notice available to Administrative Agent in immediately available funds for the account of Swing Line Lender at Administrative Agent’s Payment Office not later than 2:00 p.m. Houston, Texas time on the day specified in such borrowing notice, whereupon, subject to Section 2.01(c)(iii)(B), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount. Administrative Agent shall remit the funds so received to Swing Line Lender.

(B) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Loan in accordance with Section 2.01(c)(iii)(A), the request for Revolving Credit Loans submitted by Swing Line Lender as set forth herein shall be deemed to be a request by Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to Administrative Agent for the account of Swing Line Lender pursuant to Section 2.01(c)(iii)(A) shall be deemed payment in respect of such participation.

(C) If any Lender fails to make available to Administrative Agent for the account of Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.01(c)(iii) by the time specified in Section 2.01(c)(iii)(A), Swing Line Lender shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of Swing Line Lender submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (C) shall be conclusive absent manifest error.

(D) Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.01(c)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.01(c)(iii) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest as provided herein.

(iv) Repayment of Participations.

(A) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if Swing Line Lender receives any payment on account of such Swing Line Loan, Swing Line Lender will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by Swing Line Lender.

(B) If any payment received by Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be refunded by Swing Line Lender under any of the circumstances described in Section 12.05 (including pursuant to any settlement entered into by Swing Line Lender in its discretion), each Lender shall pay to Swing Line Lender its Pro Rata Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. Administrative Agent will make such demand upon the request of Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(v) Interest for Account of Swing Line Lender. Swing Line Lender shall be responsible for invoicing Borrower for interest on the Swing Line Loans. Until each Lender funds it Revolving Credit Loan or risk participation pursuant to this Section 2.01(c) to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of Swing Line Lender.

(vi) Payments Directly to Swing Line Lender. Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to Swing Line Lender.

(vii) Alternative Swing Line Procedures. Notwithstanding the foregoing, Borrower and Swing Line Lender may alter or vary any of the timing for notices of or the form of notice required for Swing Line Borrowings or repayment of Swing Line Loans, the minimum amounts for Swing Line Borrowings or repayment of Swing Line Loans, and/or any of the other borrowing procedures for the Swing Line (collectively referred to as “Alternative Swing Line Procedures”) from those set forth in this Section 2.01(c) pursuant to any Cash Management Agreement or other agreement entered into between Borrower and Swing Line Lender and in effect from time to time.

2.02 Procedure for Borrowing.

(a) Each Borrowing (other than fundings of Letters of Credit deemed to be Revolving Credit Loans under Section 2.01(b) or refinancings of Swing Line Loans as Revolving Credit Loans under Section 2.01(c)) shall be made subject to the following procedures:

(i) Each Borrowing of Revolving Credit Loans shall be made upon Borrower’s irrevocable written notice delivered to Administrative Agent in the form of a Notice of Borrowing duly completed, which notice must be received by Administrative Agent prior to 10:00 a.m. (Houston, Texas time) (x) three (3) Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans; and (y) on the requested Borrowing Date, in the case of Base Rate Loans.

(ii) Each Notice of Borrowing shall specify (i) the amount of the Borrowing, which shall be in an aggregate minimum amount (A) for Base Rate Loans, equal to the lesser of (y) $500,000 or any multiple integral of $100,000 thereof or (z) the unadvanced portion of the Available Commitment, and (B) for LIBOR Loans, $1,000,000 or any multiple integral of $250,000 thereof (if the Available Commitment as of such Borrowing Date will be less than $1,000,000, then Borrower may not request a LIBOR Loan); (ii) the requested Borrowing Date, which shall be a Business Day; (iii) the Interest Rate Type of Revolving Credit Loans comprising the Borrowing; and (iv) for LIBOR Loans, the duration of the Interest Period applicable to such Loans. If the Notice of Borrowing fails to specify the Interest Rate Type, such Borrowing shall be comprised of (x) LIBOR Loans, if such Notice of Borrowing is received by Administrative Agent prior to 10:00 a.m. (Houston, Texas time) three (3) Business Days prior to the requested Borrowing Date, or (y) Base Rate Loans, if such Notice of Borrowing is received after such time. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of LIBOR Loans, such Interest Period shall be one (1) month.

(b) Administrative Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender’s Pro Rata Share of that Borrowing, and such Notice of Borrowing shall not thereafter be revocable by Borrower.

(c) Provided the applicable conditions in Article V are met, each Lender will make the amount of its Pro Rata Share of each Borrowing available to Administrative Agent for the account of Borrower at Administrative Agent’s Payment Office by 12:00 noon (Houston, Texas time) on the Borrowing Date requested by Borrower in funds immediately available to Administrative Agent. The proceeds of all such Loans will then be made available to Borrower by Administrative Agent to Borrower’s operating account with Administrative Agent of like funds as received or by wire transfer in accordance with Borrower’s Notice of Borrowing.

2.03 Conversion and Continuation Elections.

(a) Prior to the Termination Date, Borrower may, upon irrevocable notice to Lender in accordance with Section 2.03(b): (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of LIBOR Loans, to convert any such Loans into Loans of any other Interest Rate Type; or (ii) elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day; provided, that no more than six (6) LIBOR Loan tranches may exist at any one time and if at any time a LIBOR Loan in respect of any Borrowing is reduced by payment, prepayment, or conversion of part thereof to less than $100,000, such LIBOR Loan shall automatically convert into a Base Rate Loan. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a LIBOR Loan.

(b) Borrower shall deliver an irrevocable Notice of Conversion/Continuation to be received by Lender not later than 10:00 a.m. (Houston, Texas time) at least (i) three (3) Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into LIBOR Loans and (ii) three (3) Business Days in advance of the last day of the applicable Interest Period, in the case of LIBOR Loans, to continue any such Loans having Interest Periods expiring on such day as LIBOR Loans of the same of different Interest Period, specifying: (A) the proposed Conversion/Continuation Date; (B) the aggregate amount of Loans to be converted or renewed; (C) the Interest Rate Type of Loans resulting from the proposed conversion or continuation; and (D) other than in the case of conversion into Base Rate Loans, the duration of the requested Interest Period.

(c) If, by 10:00 a.m. (Houston, Texas time) on the date that is three (3) Business Days in advance of the last day of any Interest Period applicable to LIBOR Loans, Borrower has failed to timely notify Administrative Agent of its selection for a new Interest Period to be applicable to LIBOR Loans, or if any Event of Default then exists, Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

2.04 Borrowing Base Determinations, Mandatory Prepayments of Loans.

(a) Scheduled Borrowing Base Determinations. At all times prior to the Termination Date, the Effective Amount shall not exceed the Available Commitment then in effect. The initial Borrowing Base hereunder shall be that set forth on Appendix I until adjusted in accordance with Section 2.04(f) or otherwise redetermined. The Borrowing Base shall be redetermined by the Lenders in good faith and consistent with their usual and customary oil and gas lending criteria as they exist at the time for each Borrowing Base Period (each such determination a “Scheduled Borrowing Base Determination”) commencing on the date provided on Appendix I hereto, and effective as of the date set forth in such notice of redetermination. The Borrowing Base shall represent the determination by the Lenders, in accordance with the provisions herein contained and its lending practices then in effect for loans of this nature, of the loan value assigned to the proved Oil and Gas Properties evaluated in the most recently delivered Reserve Report and such other credit factors (including without limitation the assets, liabilities, cash flow, current Derivative Contracts, business, properties, prospects, management and ownership of Borrower) which the Lenders, in good faith and consistent with their usual and customary oil and gas lending criteria as they exist at such time, deem significant. In connection with each redetermination of the Borrowing Base, Administrative Agent shall recommend to the Lenders a new Borrowing Base and the Lenders in accordance with their customary policies and procedures for extending credit to Oil and Gas reserve-based customers shall (by unanimous agreement in the case of Borrowing Base increases and by agreement of the Required Lenders in the case of no change or decreases in the Borrowing Base) establish the redetermined Borrowing Base. If the Lenders or the Required Lenders, as the case may be, cannot agree on a Borrowing Base amount, the amount shall remain unchanged until such time as all Lenders or the Required Lenders, as the case may be, can agree on a new Borrowing Base amount. If any Lender shall fail to respond to Administrative Agent’s recommended Borrowing Base within the requisite period for response, such Lender shall be deemed to have approved such recommendation. Such redetermination shall be given by notice to Borrower by the dates specified on Appendix I, or as soon thereafter as is reasonably practicable. If Borrower does not furnish the Reserve Reports or all such other information and data by the date required, the Lenders may nonetheless determine a new Borrowing Base.

(b) Lenders’ Discretion. The Lenders shall have no obligation to determine the Borrowing Base at any particular amount, either in relation to the Maximum Loan Amount or otherwise. Furthermore, Borrower acknowledges that the Lenders have no obligation to increase the Borrowing Base and may reduce the Borrowing Base in accordance with Section 2.04(a), in either case, at any time pursuant to Section 2.04(a) and (e) or as a result of any circumstance and that any increase in the Borrowing Base is subject to the individual credit approval processes of each of the Lenders which processes shall be conducted on a basis consistent with each such Lender’s credit standards and assumptions then in effect.

(c) Mandatory Prepayments of Loans. If in connection with any Scheduled Borrowing Base Determination or Special Borrowing Base Determination, the Effective Amount shall exceed the Borrowing Base, then Borrower shall, within thirty (30) days after notice by Administrative Agent to Borrower, exercise either one or a combination of the following: (i) prepay the amount by which the Effective Amount exceeds the Borrowing Base on such date; or (ii) prepay the amount by which the Effective Amount exceeds the Borrowing Base in six (6) equal successive monthly payments commencing thirty (30) days following Administrative Agent’s notice to Borrower; or (iii) provide a Reserve Report prepared by an independent engineer and reasonably acceptable to Administrative Agent covering additional unencumbered assets not previously evaluated in the most recently delivered Reserve Report having sufficient value and character (as determined by the Required Lenders in their good faith) that when added to the Collateral will cause the Borrowing Base to equal or exceed the Effective Amount and within fifteen (15) days after notification of its election to exercise such option grant a Lien on such assets. If the Effective Amount shall exceed the Borrowing Base in connection with any Borrowing Base Adjustment pursuant to Section 2.04(f), then Borrower shall immediately (or on such later date as may be expressly permitted hereunder) prepay Loans in an amount equal to the amount by which the Effective Amount exceeds the Borrowing Base on such date; provided, that in the case of any such deficiency as a result of a reduction in the Borrowing Base described in Section 8.05(k), such prepayment shall be made using the net proceeds of the applicable Permitted Additional Debt.

(d) Optional Prepayments. Borrower may, at anytime or from time to time:

(i) prepay Base Rate Loans upon irrevocable notice to Administrative Agent of not less than one (1) Business Day, in whole or in part, in minimum principal amounts of $500,000 or multiple integrals of $100,000 thereof and will include interest accrued to the prepayment date (unless the portion of the Effective Amount consisting of Base Rate Loans is less than $500,000, then such prepayments shall be equal to the then outstanding amount of Base Rate Loans);

(ii) prepay LIBOR Loans upon irrevocable notice to Administrative Agent not later than 10:00 a.m. (Houston, Texas time) on the date that is three (3) Business Days prior to the date of such prepayment, in whole or in part, in minimum principal amounts of $500,000 or multiple integrals of $100,000 thereof, subject to the payment of any breakage costs to the extent required by Section 3.04; and

(iii) prepay Swing Line Loans upon irrevocable notice to Swing Line Lender (with a copy to Administrative Agent) not later than 10:00 a.m. (Houston, Texas time) on the date of such prepayment, in whole or in part, in minimum principal amounts of $500,000 or multiple integrals of $100,000 thereof and will include interest accrued to the prepayment date.

Such notice of prepayment shall specify the date and amount of such prepayment and the Interest Rate Type(s) of Loans to be prepaid. Administrative Agent will promptly notify each Lender of its receipt of any such notice and of such Lender’s Pro Rata Share of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid. There shall be no penalty or premium for such prepayment, except for funding losses, if any, caused by such prepayment as provided under Section 3.04.

(e) Special Borrowing Base Determination. In addition to Scheduled Borrowing Base Determinations pursuant to Section 2.04(a), Administrative Agent (as directed by the Required Lenders) and Borrower may each request a special redetermination once during each Borrowing Base Period (“Special Borrowing Base Determination”). In the event Borrower requests a Special Borrowing Base Determination, Borrower shall deliver written notice of such request to Administrative Agent with sufficient copies for each Lender which shall include: (i) Reserve Report(s) prepared as of a date not more than thirty (30) calendar days prior to the date of such request, (ii) such other information as Administrative Agent shall reasonably request, and (iii) the amount of the Borrowing Base requested by Borrower to become effective. Likewise, in the event the Required Lenders exercise their option for a Special Borrowing Base Determination, upon written request and notification by Administrative Agent to Borrower, Borrower shall furnish the information described above within thirty (30) days of such request. The Lenders shall redetermine the Borrowing Base in accordance with the procedures set forth in Section 2.04(a), which redetermined Borrowing Base shall then be the effective Borrowing Base until further redetermination or adjustment.

(f) Other Borrowing Base Adjustments.

(i) Lenders. Notwithstanding anything to the contrary contained herein, the Borrowing Base may be subject to reduction from time to time pursuant to Section 7.16(c), Section 8.02(d)(iv), Section 8.05(j), Section 8.05(k) and Section 8.12(d). Upon the applicable effective date of any adjustment referred to in Section 7.16(c), Section 8.02(d)(iv), Section 8.05(j), Section 8.05(k) or Section 8.12(d), the Borrowing Base as so reduced shall become the new Borrowing Base immediately and shall remain in effect until redetermined or adjusted pursuant to this Agreement. No such adjustment to the Borrowing Base shall constitute a ‘special redetermination’ under Section 2.04(e) of this Agreement.

(ii) Borrower. Notwithstanding anything to the contrary contained herein, Borrower may request an additional Borrowing Base redetermination in connection with any acquisition of Oil and Gas Properties permitted under this Agreement with a purchase price (whether calculated individually or in the aggregate with all related acquisitions consummated contemporaneously therewith) of $10,000,000 or more (whether calculated individually or in the aggregate with all acquisitions part of the same closing procedure). Such redetermination of the Borrowing Base shall not constitute a ‘special redetermination’ under Section 2.04(e) of this Agreement.

2.05 Repayment.

(a) The Loans. Borrower shall repay to Administrative Agent for the Lenders’ respective Pro Rata Shares the Effective Amount (with the amount paid in respect of any undrawn Letters of Credit to be held as cash collateral by Administrative Agent in accordance with Section 2.09(g)) on or before the Termination Date (or, in the case of Swing Line Loans, the earlier of (x) the first Swing Line Settlement Date to occur after such Swing Line Loan is made and (y) the Termination Date), plus all accrued but unpaid interest and outstanding expenses hereunder or under the Loan Documents.

(b) Interest.

(i) Each Revolving Credit Loan shall bear interest on the Effective Amount thereof from the applicable Borrowing Date or date of conversion or continuation pursuant to Section 2.03, as the case may be, at a rate per annum equal to the lesser of (a) the Base Rate or LIBOR, as the case may be, plus the Applicable Margin, or (b) the Highest Lawful Rate. Each Swing Line Loan shall bear interest on the Effective Amount thereof from the applicable Borrowing Date, at a rate per annum equal to the lesser (x) the Base Rate plus the Applicable Margin or (y) the Highest Lawful Rate.

(ii) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment of Loans under Section 2.04(c) or (d) for the portion of the Loans so paid and upon payment in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of Administrative Agent.

(iii) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the lesser of (x) the Highest Lawful Rate and (y) the Default Rate set forth on Appendix I (the “Default Rate”).

(c) Other Obligations. On the Termination Date any Letters of Credit issued by Issuing Lender and outstanding for the benefit of any Loan Party at the Issuing Lenders’ sole discretion, shall be terminated and all sums due and owing thereunder shall be due and payable in full.

2.06 Fees.

(a) Upfront Fees. On the Closing Date, Borrower shall pay the Lenders upfront fees in the amounts agreed between Borrower and Administrative Agent.

(b) Commitment Fee. Borrower shall pay to Administrative Agent, for the ratable benefit of each Lender (excluding Defaulting Lenders), a fee (“Commitment Fee”)

calculated on the average daily amount of the Available Commitment (but, for purposes of calculating the Commitment Fee only, the aggregate principal amount of all Swing Line Loans then outstanding shall be excluded from the Effective Amount, except to the extent the Lenders have funded their respective risk participations with respect to such Swing Line Loans) at a per annum rate equal to the Applicable Margin with respect to Commitment Fees. Such Commitment Fee shall accrue from the Closing Date to the Termination Date and shall be due and payable quarterly in arrears on the first day of each calendar quarter commencing on the first day of the first full calendar quarter following the Closing Date through the Termination Date, with the final payment to be made on the Termination Date. The Commitment Fee shall accrue at all times after the Closing Date, including at any time during which one or more conditions in Article V are not met.

(c) Letter of Credit Fee. Borrower agrees to pay to each applicable Issuing Lender, for the ratable account of the Lenders (excluding Defaulting Lenders), quarterly in arrears on the first day of each calendar quarter commencing on the first day of the first full calendar quarter following the Issuance of the Letter of Credit by such Issuing Lender, a fee (“Letter of Credit Fee”) on the undrawn amount of such Letter of Credit in an amount per annum equal to the Applicable Margin then in effect for LIBOR Loans multiplied by the undrawn stated amount of such Letter of Credit (such fee shall be prorated for any period less than a full year). Borrower agrees to pay to each Issuing Lender, quarterly in arrears on the first day of each calendar quarter commencing on the first day of the first full calendar quarter following the Issuance of any Letter of Credit by such Issuing Lender, a fronting fee for the account of such Issuing Lender equal to the greater of (A) $500.00 or (B) 0.125% per annum of the stated amount of such Letter of Credit, together with such Issuing Lender’s usual and customary fees for amendment to, or transfer of each Letter of Credit.

(d) Other Fees. Borrower shall pay to the Arranger and Administrative Agent the fees referred to in the Fee Letter at the times and in the amounts set forth in the Fee Letter.

2.07 Computation of Fees and Interest.

(a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed, at any time that such Base Rate Loans are bearing interest based upon clauses (i) or (ii) of the definition of “Base Rate”. All other computations of fees shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof up to the last day thereof.

(b) Each determination of an interest rate by Administrative Agent shall be conclusive and binding on the parties in the absence of manifest error.

(c) All fees shall be due and payable and shall be deemed fully earned on the date payment of such fee is required pursuant to the terms of this Agreement.

2.08 Payments by Borrower; Borrowings Pro Rata.

(a) All payments to be made by Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by

Borrower shall be made to Administrative Agent at Administrative Agent’s Payment Office for the account of Administrative Agent or the Lender(s) to whom such payment is owed, and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (Houston, Texas time) on the date due. Any payment received by Lender later than 11:00 a.m. (Houston, Texas time) may, in the discretion of Administrative Agent, be deemed to have been received on the following Business Day for purposes of calculating interest thereon and any applicable interest or fee shall continue to accrue.

(b) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day (except as otherwise provided in the definition of “Interest Period”), and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Except to the extent otherwise provided herein, (i) each payment by Borrower of fees, other than fees to Administrative Agent or Issuing Lender in such capacities, shall be made for the account of the Lenders pro rata in accordance with their respective Pro Rata Shares, (ii) each payment of principal of Revolving Credit Loans shall be made for the account of the Lenders pro rata in accordance with their respective outstanding principal amount of Revolving Credit Loans, and (iii) each payment of interest on Revolving Credit Loans shall be made for the account of the Lenders pro rata in accordance with their respective shares of the aggregate amount of interest due and payable to the Lenders.

(d) Administrative Agent will promptly distribute to each Lender its applicable share of such payment in like funds as received. Subject to Section 10.06, when Administrative Agent collects or receives money on account of the Loan Obligations or otherwise pursuant to the Security Documents, if such money is insufficient to pay all such Loan Obligations, such money shall be applied first to any reimbursements of any fees or expenses due Administrative Agent and, after payment of such amounts in full, shall be applied ratably to the outstanding Loan Obligations of each Lender.

(e) Unless Administrative Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date in immediately available funds and Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower has not made such payment in full to Administrative Agent, each Lender shall repay to Administrative Agent on demand such amount distributed to such Lender, together with interest thereon for each day from the date such amount is distributed to such Lender at the Federal Funds Rate for the first three (3) days following demand by Administrative Agent and at the Base Rate for each day thereafter until the date repaid.

(f) Except to the extent otherwise expressly provided herein, each Borrowing hereunder shall be from the Lenders pro rata in accordance with their respective Pro Rata Shares.

2.09 Issuing the Letters of Credit.

(a) In order to effect the issuance of a Letter of Credit by any Issuing Lender, Borrower shall submit a Notice of Borrowing and a LC Application in writing by telecopy to such Issuing Lender not later than 1:00 p.m. (Houston, Texas time) three (3) Business Days before the requested date of issuance of such Letter of Credit. Each such Notice of Borrowing and LC Application shall be signed by Borrower, specify the Business Day on which such Letter of Credit is to be issued, the purpose for the requested Letter of Credit, the amount of expected availability for Letters of Credit under the Available Commitment and the Letter of Credit Sub-Facility Amount as of the date of issuance of such Letter of Credit, and the expiry date thereof which shall not be later than five (5) Business Days prior to the Termination Date.

(b) Upon satisfaction of the applicable terms and conditions set forth in Article V, the applicable Issuing Lender shall issue such Letter of Credit to the specified beneficiary not later than the close of business at such Issuing Lender’s principal address set forth on Appendix I, on the date so specified. Each applicable Issuing Lender shall provide Borrower and Administrative Agent with a copy of each Letter of Credit so issued. Each such Letter of Credit shall (i) provide for the payment of drafts, presented for honor thereunder by the beneficiary in accordance with the terms thereon, at sight when accompanied by the documents described therein and (ii) unless otherwise expressly agreed by the applicable Issuing Lender and Borrower at the time such Letter of Credit is issued, be subject to the rules of the “International Standby Practices of 1998” or such later version as may be published by the Institute of International Banking Law and Practice (the “ISP 1998”) and shall, as to matters not governed by the ISP 1998, be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(c) Upon the issuance date of each Letter of Credit, the applicable Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each other Lender, and each other Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Lender, a participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit, the obligations thereunder and in the reimbursement obligations of Borrower due in respect of drawings made under such Letter of Credit. If requested by an Issuing Lender, the other Lenders will execute any other documents reasonably requested by such Issuing Lender to evidence the purchase of such participation.

(d) Upon the presentment of any draft for honor under any Letter of Credit by the beneficiary thereof that the applicable Issuing Lender determines is in compliance with the conditions for payment thereunder, such Issuing Lender shall promptly notify Borrower and each other Lender of the intended date of honor of such draft and Borrower hereby promises and agrees, at Borrower’s option, to either (i) pay to such Issuing Lender, within one (1) Business Day of the date payment is due as specified in such notice, the full amount of such draft in immediately available funds or (ii) request a Revolving Credit Loan pursuant to the provisions of Section 2.01(a) and Section 2.02 in the full amount of such draft, which request shall specify that the Borrowing Date of such Revolving Credit Loan is to be within one (1) Business Day of the date payment is due under the Letter of Credit as specified in the Issuing Lender’s notice. If Borrower fails to timely make such payment because such a Revolving Credit Loan cannot be made pursuant to Section 2.01(a) and/or Section 2.02, each Lender shall, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default), make available to the applicable Issuing Lender an amount equal to such

Lender’s Pro Rata Share of the presented draft on the day such Issuing Lender is required to so honor such draft. If such amount is not in fact made available to the applicable Issuing Lender by such Lender on such date, such Lender shall pay to such Issuing Lender, on demand made by such Issuing Lender, in addition to such amount, interest thereon at the Federal Funds Rate for the first three (3) days following demand and at the Base Rate thereafter until paid. Upon receipt by the applicable Issuing Lender from the Lenders of the full amount of such draft, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default), the full amount of such draft shall automatically and without any action by Borrower, be deemed to have been a Loan as of the date of payment of such draft. Nothing in this Paragraph (d) or elsewhere in this Agreement shall diminish Borrower’s obligation under this Agreement to provide the funds for the payment of, or on demand to reimburse any Issuing Lender for payment of any draft presented to, and duly honored by, such Issuing Lender under any Letter of Credit, and the automatic funding of a Loan as in this paragraph provided shall not constitute a cure or waiver of the Event of Default for failure to provide timely such funds as in this paragraph is agreed.

(e) In order to induce the issuance of Letters of Credit by the Issuing Lenders and the purchase of participations therein by the other Lenders, Borrower agrees with the Issuing Lenders and the other Lenders that none of Administrative Agent, the Issuing Lenders or any other Lender shall be responsible or liable (except as provided in the following sentence) for amounts paid by any Issuing Lender, as provided in Section 2.09(d) above, on account of drafts so honored under the Letters of Credit, and Borrower’s unconditional obligation to reimburse the Issuing Lenders for such amounts shall not be affected by any circumstance, act or omission whatsoever (whether or not known to Administrative Agent or any Lender, including the Issuing Lenders) other than a circumstance, act or omission resulting from the gross negligence or willful misconduct of the applicable Issuing Lender. Borrower agrees that any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit or any related draft, document or property shall be binding on Borrower and shall not put any Issuing Lender under any resulting liability to Borrower, unless such action or omission is the result of the gross negligence or willful misconduct of such Issuing Lender (as determined by a court having competent jurisdiction in a final judgment not subject to further appeal). Borrower hereby waives presentment for payment (except the presentment required by the terms of any Letter of Credit) and notice of dishonor, protest and notice of protest with respect to drafts honored under the Letters of Credit. Each Issuing Lender agrees to promptly notify Borrower whenever a draft is presented under any Letter of Credit issued by such Issuing Lender, but failure to so notify Borrower shall not in any way affect Borrower’s obligations hereunder.

(f) In the event that any provision of a LC Application is inconsistent with, or in conflict of, any provision of this Agreement, including provisions for the rate of interest applicable to drawings thereunder or rights of setoff or any representations, warranties, covenants or any events of default set forth therein, the provisions of this Agreement shall govern.

(g) If the Loan Obligations, or any part thereof, are declared or otherwise become immediately due and payable pursuant to Article X of this Agreement, or if any LC Obligations shall be outstanding on the Termination Date, then all LC Obligations shall become immediately due and payable without regard for actual drawings or payments on the Letters of

Credit, and Borrower shall be obligated to Cash Collateralize such LC Obligations immediately. All amounts Cash Collateralized by Borrower under this Section 2.09(g) may be applied as Administrative Agent elects to any of the various LC Obligations; provided, however, that such amounts applied by Administrative Agent to the LC Obligations shall be (a) first, applied to the Matured LC Obligations, and (b) second, held by Administrative Agent for the benefit of the Issuing Lenders as LC Collateral in the LC Collateral Account until all remaining Loan Obligations have been satisfied. This Section 2.09(g) shall not limit or impair any rights which Administrative Agent, the Issuing Lenders or any of the Lenders may have under any other document or agreement relating to any Letter of Credit or LC Obligation, including, without limitation, any LC Application. Borrower hereby grants a security interest in and lien on the LC Collateral Account to Administrative Agent for and on behalf of the Issuing Lenders and the Lenders as security for the Obligations. Borrower agrees to execute and deliver from time to time such documentation as Administrative Agent may reasonably request to further assure such security interest.

(h) The Existing Letters of Credit shall automatically be deemed to have been issued under this Agreement as of the Closing Date, and the terms and provisions of the Existing Credit Agreement shall thereafter have no force or effect with respect thereto. Without limiting the foregoing, (i) each such Existing Letter of Credit shall be included in the calculation of LC Obligation, (ii) all liabilities of Borrower and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations and (iii) each Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in Section 2.09(c); provided, that in the case of any Existing Letter of Credit that has automatic extension provisions, Borrower shall instruct the applicable Issuing Lender to prevent any automatic extension of such Existing Letter of Credit after the Closing Date.

2.10 Payments by the Lenders to Administrative Agent.

(a) Unless Administrative Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one (1) hour prior to the time of such Borrowing, that such Lender will not make available as and when required hereunder to Administrative Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Administrative Agent may assume that each Lender has made such amount available to Administrative Agent in immediately available funds on the Borrowing Date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Administrative Agent in immediately available funds and Administrative Agent in such circumstances has made available to Borrower such amount, that Lender shall, on the Business Day following such Borrowing Date, make such amount available to Administrative Agent, together with interest at the Federal Funds Rate for the first three (3) days during such period and at the Base Rate thereafter until paid. A notice of Administrative Agent submitted to any Lender with respect to amounts owing under this Section 2.10(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to Administrative Agent shall constitute such Lender’s Revolving Credit Loan on the Borrowing Date for all purposes of this Agreement. If such amount is not made available to Administrative Agent on the Business Day following the Borrowing Date, Administrative Agent will notify Borrower of such failure to fund and, upon demand by

Administrative Agent, Borrower shall pay such amount to Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at the interest rate applicable to such Borrowing.

(b) The failure of any Lender to make any Revolving Credit Loan to be made by it or to provide funds for disbursements or reimbursements under Letters of Credit or for its participations in Swing Line Loans on the date specified therefor shall not relieve any other Lender of its obligation to make its Revolving Credit Loan or provide funds on such date, but no Lender shall be responsible for the failure of any other Lender to make a Revolving Credit Loan to be made by such other Lender or (except as provided by Section 2.14(a)(iv)) to provide funds to be provided by such other Lender.

2.11 Sharing of Payments, Etc.

(a) If any Lender shall obtain on account of the Loan Obligations owing to such Lender any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) or receive any collateral in respect thereof in excess of the amount such Lender was entitled to receive pursuant to the terms hereof, such Lender shall immediately (i) notify Administrative Agent of such fact, and (ii) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment according to the terms hereof; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall, to that extent, be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.03) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments.

2.12 Change of Commitments.

(a) Borrower shall have the right to terminate or to reduce the amount of the Maximum Loan Amount at any time, or from time to time, upon not less than three (3) Business Days’ prior notice to Administrative Agent (which shall promptly notify the Lenders) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which shall not be less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof), and shall be irrevocable and effective only upon receipt by Administrative Agent; provided that a notice of termination or reduction delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or deduction of the Maximum Loan Amount shall be applied to the Commitments of the Lenders in accordance with their Pro Rata Shares.

(b) The aggregate Commitments of all Lenders once terminated or reduced pursuant to Section 2.12(a) may not be reinstated.

2.13 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Administrative Agent or any Issuing Lender (with a copy to Administrative Agent) Borrower shall Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.14(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Administrative Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of the LC Obligation, to be applied pursuant to clause (b) below. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and the Issuing Lenders as herein provided (other than with respect to Permitted Liens), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.13 or Section 2.14 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of the LC Obligation (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.13 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by Administrative Agent and each Issuing Lender that there exists excess Cash Collateral. Promptly following any of the events set forth in clauses (i) and (ii) of the preceding sentence, the Cash Collateral (or the appropriate portion thereof) shall be returned to the applicable Loan Party or other Person providing such Cash Collateral; provided that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.14 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders and Majority Lenders and in Section 12.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.03 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.13; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.13; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Matured LC Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Obligation owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Matured LC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swing Line Loans are held by the Lenders in accordance with their respective Pro Rata Shares without giving effect to Section 2.14(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a

Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the undrawn stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.13.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the LC Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in the LC Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Effective Amount attributable to any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected,

Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.13.

(b) Defaulting Lender Cure. If Borrower, Administrative Agent, Swing Line Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held in accordance with their Pro Rata Shares (without giving effect to Section 2.14(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes. Borrower, however, may delay paying or discharging any Other Taxes so long as (i) it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor and (ii) no Governmental Authority has initiated any actions to foreclose liens therefor.

(c) Borrower agrees to indemnify and hold harmless each Lender and Administrative Agent for the full amount of Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed on amounts payable under this Section 3.01(c)) paid by such Lender or Administrative Agent, as applicable, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted (except to the extent of Other Taxes contested by Borrower as provided in Section 3.01(b) above). Payment under this indemnification shall be made within thirty (30) days after the date the Lender or Administrative Agent makes written demand therefor.

(d) If requested by Administrative Agent, upon payment by Borrower of Indemnified Taxes or Other Taxes, Borrower shall furnish Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Administrative Agent.

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section (e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) For purposes of this Section 3.01, any reference to “Lender” includes any Issuing Lender.

3.02 Illegality.

(a) If any Lender reasonably determines that after the Closing Date a Change in Law has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make LIBOR Loans for any Interest Period, then, on notice thereof by the Lender to Borrower through Administrative Agent, any obligation of that Lender to make LIBOR Loans having an affected Interest Period shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist (which the Lender agrees to do promptly thereafter). Each Lender represents that as of the Closing Date no such circumstances exist as to such Lender.

(b) If any Lender reasonably determines that it is unlawful to maintain any LIBOR Loan having a particular Interest Period, such Loan will automatically convert into a Base Rate Loan either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loan.

(c) If the obligation of any Lender to make or maintain LIBOR Loans has been so terminated or suspended as contemplated above, all Loans that would otherwise be made by such Lender as LIBOR Loans having an affected Interest Period shall be instead made as LIBOR Loans with an unaffected Interest Period or if there are no such unaffected Interest Periods, as Base Rate Loans.

(d) Before giving any notice to Administrative Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its LIBOR Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

3.03 Increased Costs and Reduction of Return.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Lender;

(ii) subject Administrative Agent, any Issuing Lender, Swing Line Lender or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, Administrative Agent or such Issuing Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, Administrative Agent, or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Administrative Agent or such Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Administrative Agent or such Issuing Lender, Borrower will pay to Lender, Administrative Agent or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate Lender, Administrative Agent or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

3.04 Funding Losses. Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense that the Lender may actually sustain or incur as a consequence of: (a) the failure of Borrower to make on a timely basis any payment of principal of any LIBOR Loan; (b) the failure of Borrower to borrow, continue or convert a Loan after Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation (including by reason of the failure to satisfy any condition precedent thereto); (c) the failure of Borrower to make any prepayment in accordance with any notice delivered under Section 2.04; (d) the prepayment or other payment (including after acceleration thereof) of any LIBOR Loan on a day that is not the last day of the relevant Interest Period; (e) the automatic conversion under Section 3.02 of any LIBOR Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; or (f) the assignment of any LIBOR Loan of a Lender to a replacement Lender in connection with the replacement of such assigning Lender pursuant to Section 3.09(b) on a day that is not the last day of the relevant Interest

Period; in each case including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by Borrower to the Lenders under this Section and under Section 3.03, each LIBOR Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR for such LIBOR Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan is in fact so funded.

3.05 Inability to Determine Rates. If Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, or the Required Lenders notify Administrative Agent that the LIBOR applicable for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify Borrower. Thereafter, the obligation of such Lenders to make, maintain or convert Loans into LIBOR Loans hereunder having such Interest Period shall be suspended until Administrative Agent upon the instruction of the Required Lenders revokes such notice in writing and each LIBOR Loan that has been affected will automatically, on the last day of the then-existing Interest Period therefor, convert into LIBOR Loans having unaffected Interest Periods or if there are none, into a Base Rate Loan. Upon receipt of such notice, Borrower may, notwithstanding anything in this Agreement to the contrary, revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If any of the Lenders notify Borrower through Administrative Agent of any event occurring after the date hereof that will entitle such Lender to compensation pursuant to Section 3.01 or 3.03 or if any of the Lenders shall notify Borrower through Administrative Agent of any event as to illegality under Section 3.02, then such Lender shall designate a different Lending Office for the Loans affected by such event if such designation will, as the case may be, avoid the need for, or reduce the amount of, such compensation or avoid such illegality and will not, in the reasonable opinion of the Lender, be disadvantageous to the Lender.

3.06 Contents of Notice. If any Lender or Issuing Lender requests payment or reimbursement from Borrower under Section 3.03 or 3.04, such Lender or Issuing Lender shall deliver to Borrower (with a copy to Administrative Agent) a notice requesting same and shall set forth in reasonable detail the basis and amount of its request for compensation. Any request for additional compensation under Section 3.03 or 3.04 shall be paid by Borrower within ten (10) days of the receipt by Borrower of the notice described in this Section 3.06.

3.07 [Reserved].

3.08 Survival. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Article III shall not constitute a waiver of such Lender’s or any Issuing Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or any Issuing Lender pursuant to this Article III for any Indemnified Taxes, Other Taxes, increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies Borrower of the change in law or other circumstance giving rise to such request for reimbursement or indemnification for Indemnified Taxes, Other Taxes, increased costs or reductions and of such

Lender’s or Issuing Lender’s intention to claim compensation therefor; and provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.09 Mitigation Obligations.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 3.03, or if Borrower is required to pay any additional amount or indemnification to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 3.03, (ii) Borrower is required to pay any additional amount or indemnification to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.08), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that Borrower shall have received the prior written consent of Administrative Agent, each Issuing Lender and the Swing Line Lender (such consents not to be unreasonably be withheld), such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Matured LC Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts), and, in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

ARTICLE IV.

SECURITY

4.01 The Security. The Obligations will be secured by a Lien on all of the Mortgaged Properties and such other Collateral described in Schedule I under the Security Documents as same may be amended or supplemented from time to time as provided in this Agreement and the Security Documents. The Collateral shall include (a) as of the Closing Date, Mortgages on at least 80% of the total proven Oil and Gas Properties set forth in the Reserve Report delivered pursuant to Section 5.01(i) and (b) a Lien on substantially all of the tangible and intangible assets of each Loan Party related to the Mortgaged Properties (including Derivative Contracts, general intangibles and all of the following related to any Mortgaged Property, all as-extracted collateral, inventory, equipment, fixtures and proceeds of the foregoing), other than to the extent prohibited by contractual provisions or applicable legal provisions, except in each case for those properties and assets as to which Administrative Agent shall determine in its reasonable discretion that the costs of obtaining such Liens are excessive in relation to the value of the Collateral to be encumbered thereby. Notwithstanding the foregoing, Parent, Borrower and their respective Subsidiaries will not be required to enter into control agreements with respect to cash, securities or deposit accounts or take any action with respect to the perfection of a Lien in motor vehicles or letter-of-credit rights.

4.02 Agreement to Deliver Security Documents. On the Closing Date, the Loan Parties shall execute such Mortgages, security agreements, financing statements and other Security Documents substantially similar to the mortgages, security agreements, financing statements and other security documents executed in connection with the Existing Credit Agreement, or otherwise in form and substance reasonably satisfactory to Administrative Agent, for the purpose of granting and perfecting first and prior Liens in proven Oil and Gas Properties having at least eighty percent (80%) of the net present value reflected in the Reserve Report delivered under Section 5.01(i). In connection with each Scheduled Borrowing Base Determination and Special Borrowing Base Determination, Borrower shall provide to Administrative Agent a report listing all current Mortgaged Properties covered in the Reserve Report to ascertain whether the Mortgaged Properties represent at least 80% of the total net present value of the proven Oil and Gas Properties in the Reserve Report delivered by Borrower to Administrative Agent in connection with such Scheduled Borrowing Base Determination. In the event that the Mortgaged Properties do not represent at least 80% of such total value, then, within thirty (30) days of such Scheduled Borrowing Base Determination, Parent and Borrower shall, and shall cause their respective Subsidiaries to, grant to Administrative Agent as security for the Obligations a first-priority Lien interest (subject to Permitted Liens) on additional proven Oil and Gas Properties not already subject to a Lien of the Security Documents such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Documents, all in form and substance reasonably satisfactory to Administrative Agent and in sufficient executed and acknowledged counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor.

4.03 Perfection and Protection of Security Interests and Liens. Each of Parent and Borrower will, and will cause its Subsidiaries to, from time to time deliver to Administrative Agent such additional Mortgages, security agreements, financing statements, amendments, assignment and continuation statements, and other documents, properly completed and executed (and acknowledged when required) by such Loan Party in form and substance reasonably satisfactory to Administrative Agent, which the Lenders reasonably request for the purpose of perfecting, confirming, or protecting any Liens or other rights in the Collateral.

4.04 Letters in Lieu/Power of Attorney.

(a) Upon the occurrence and during the continuance of an Event of Default and if so requested by Administrative Agent, each of Parent and Borrower shall, and shall cause its Subsidiaries to, provide to Administrative Agent undated letters, in the form of Exhibit G attached hereto, in blank to each purchaser of production and disburser of proceeds of production from or attributable to the Mortgaged Properties, with the addressees left blank, authorizing and directing the addressees to make future payments attributable to production from the Mortgaged Properties directly to Administrative Agent for the ratable benefit of the Lenders.

(b) Each of Parent and Borrower hereby designates, and shall cause its Subsidiaries to designate, Administrative Agent as its agent and attorney-in-fact, effective during the continuance of an Event of Default, to act in its name, place, and stead for the purpose of completing and delivering any and all of the letters in lieu of transfer orders delivered by it to Administrative Agent, including, without limitation, completing any blanks contained in such letter and attaching exhibits thereto describing the relevant Collateral. Each of Parent and Borrower hereby ratifies and confirms all that Administrative Agent shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney. This power of attorney is coupled with the interest of Administrative Agent in the Collateral, shall commence and be in full force and effect as of the Closing Date and shall remain in full force and effect and shall be irrevocable so long as any Obligation remains outstanding or unpaid or any Commitment exists. The powers conferred on Administrative Agent by this appointment are solely to protect the interests of Administrative Agent and each of the Lenders under the Loan Documents and shall not impose any duty upon Administrative Agent to exercise any such powers. Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and shall not be responsible to any Loan Party or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct.

4.05 Assignment of As-Extracted Collateral. Notwithstanding that, under the Mortgages, each Loan Party, as applicable, has granted a Lien in favor of Administrative Agent for the ratable benefit of the Lenders in all As-Extracted Collateral (as defined in Article 9 of the Uniform Commercial Code) accruing to the Mortgaged Properties:

(a) Until such time as an Event of Default shall have occurred and be continuing and Administrative Agent shall notify each Loan Party, as applicable, to the contrary, each Loan Party shall be entitled to receive from the purchasers or disbursers of its production all such As-Extracted Collateral and all proceeds thereof, subject however to the Liens created under the Mortgages, which Liens are hereby affirmed and ratified. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may deliver to the addressees the letters-in-lieu described in Section 4.04(a) above or other notices permitted under Article 9 of the Uniform Commercial Code and may exercise all rights and remedies granted under the Mortgages, including the right to obtain possession of all proceeds of As-Extracted Collateral then held by any Loan Party and to receive directly from the purchaser or disburser of production all other proceeds of As-Extracted Collateral.

(b) In no case shall any failure, whether purposed or inadvertent, by Administrative Agent to collect directly any such proceeds of runs constitute in any way a waiver, remission or release of any of its rights under the Mortgages, nor shall any release of any other proceeds of runs or of any rights of Administrative Agent to collect other proceeds of runs thereafter.

(c) Each of Parent and Borrower will, and will cause its Subsidiaries to, upon the instruction of Administrative Agent upon the occurrence and during the continuance of an Event of Default join with Administrative Agent in notifying in writing and accompanied (if necessary) by certified copies of the Mortgages the purchasers or disbursers of production produced from the Mortgaged Properties of the existence of the Mortgages, and instructing that all proceeds of As-Extracted Collateral be paid directly to Administrative Agent for the ratable benefit of the Lenders.

4.06 Authorization to File Financing Statements. Each of Parent and Borrower hereby authorizes, and shall cause each of its Subsidiaries to authorize, Administrative Agent to file, in any applicable jurisdiction where Administrative Agent deems it reasonably necessary, a financing statement or statements. At the request of Administrative Agent, Parent and Borrower will, jointly and severally, pay the cost of filing or recording this instrument, as a financing statement, in all public offices at any time and from time to time whenever filing or recording of any financing statement is deemed by Administrative Agent to be reasonably necessary or desirable.

ARTICLE V.

CONDITIONS PRECEDENT

5.01 Conditions of Initial Credit Extensions. The obligation of each Lender to amend and restate the Existing Credit Agreement and to make its initial Loan hereunder and the obligation of the Issuing Lender to issue its initial Letter of Credit hereunder are subject to the condition that Administrative Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to Administrative Agent and each Lender, and in sufficient copies for each Lender:

(a) Credit Agreement and Other Loan Documents. This Agreement, the Security Documents, the Guaranties, if any, and such other Loan Documents made a part hereof to be executed and delivered at the Closing Date, executed by each party thereto, and where appropriate, properly acknowledged and notarized;

(b) Secretary’s Certificates. A certificate of the Secretary or Assistant Secretary of each Loan Party certifying as of the Closing Date: (i) resolutions adopted by such Loan Party and authorizing the transactions contemplated hereby; (ii) the names and genuine signatures of the Responsible Officers of such Loan Party authorized to execute, deliver and perform, as applicable, this Agreement, the Security Documents and all other Loan Documents to be delivered hereunder; (iii) the Organization Documents of such Loan Party as in effect on the Closing Date; (iv) the good standing certificate for such Loan Party in its jurisdiction of organization as of a date no more than thirty (30) days prior to the Closing Date; and (v) as applicable, certificate(s) of authority for Borrower in the States of Texas and Louisiana evidencing such Loan Party’s qualification to do business in such state as of a date no more than thirty (30) days prior to the Closing Date;

(c) Financial Statements. (i) Midstates Petroleum Holdings LLC’s unaudited financial statements for the fiscal quarter ended March 31, 2012 and audited financial statements for the fiscal year ended December 31, 2011 and (ii) Parent’s balance sheet dated as of the Closing Date giving pro forma effect to any Loans made under this Agreement on the Closing Date.

(d) Title. Evidence of title covering a portion of the Oil and Gas Properties covered by the Reserve Report delivered under Section 5.01(i)(v) reasonably satisfactory to Administrative Agent, and Administrative Agent shall be otherwise reasonably satisfied with Borrower’s compliance with applicable Environmental Laws;

(e) Payment of Fees. Evidence of payment by Borrower of all accrued and unpaid fees, costs and expenses owed pursuant to this Agreement and the Fee Letter to the extent then due and payable on the Closing Date, together with attorney costs of Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of attorney costs and filing fees as shall constitute Administrative Agent’s estimate of same incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Administrative Agent); including any such costs, fees and expenses arising under or referenced in Sections 2.06 and 12.04;

(f) Responsible Officer’s Certificate. A certificate executed by a Responsible Officer of Borrower stating that (i) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects as of the Closing Date (unless limited to an earlier date, in which case, true and correct in all material respects as of such earlier date), (ii) no Default or Event of Default has occurred and is continuing, and (iii) all conditions set forth in this Section 5.01 and Section 5.02 have been satisfied;

(g) Solvency Certificate. A certificate executed by a Responsible Officer of Borrower stating that after giving effect to this Agreement, each of Parent and Borrower is Solvent;

(h) Assignment Under Existing Credit Agreement. Evidence that (i) Borrower shall have paid all interest, fees and expenses outstanding under the Existing Credit Agreement as of the Closing Date (whether or not then due), (ii) the Lenders shall have purchased and assumed, ratably in accordance with their respective Pro Rata Shares, the commitments and loans of the Existing Lenders under the Existing Credit Agreement and (iii) Existing Administrative Agent shall have resigned as administrative agent and collateral agent under the Existing Credit Agreement and related security documents, Administrative Agent shall have been appointed administrative agent and collateral agent under the Existing Credit Agreement and related security documents and Existing Administrative Agent shall have assigned to Administrative Agent all security interests granted to Existing Administrative Agent by the Loan Parties under the Existing Credit Agreement and related security documents;

(i) Other Documents. Each additional document, instrument, or item of information reasonably requested by Administrative Agent or any Lender, including without limitation:

(i) copies of UCC and other Lien searches on Borrower evidencing no prior Liens filed against Borrower or on the Collateral other than Permitted Liens;

(ii) certificates of insurance evidencing compliance with Section 7.06 of this Agreement;

(iii) a list of all Derivative Contracts to which Borrower is a party, specifying the counterparty, type of contract, the notional volumes or amounts, the tenor and pricing features;

(iv) opinions of counsel from (A) Vinson & Elkins LLP, special counsel of Borrower, and (B) Borrower’s Louisiana counsel in connection herewith, both such opinions in form and substance reasonably satisfactory to Administrative Agent; and

(v) copy of Borrower’s most recently prepared Reserve Report;

(j) Minimum Availability. Evidence that, after giving effect to the initial Loan to be made on the Closing Date, the amount of the Aggregate Commitments less the aggregate amount of such Loan and all LC Obligations would not be less than $25,000,000; and

(k) Additional Conditions Precedent. Such additional documentation and evidence of satisfaction of such other conditions as set forth on Appendix I.

5.02 Conditions to All Loans. The obligation of each Lender to make any Loan (including its initial Loans) and the obligation of the Issuing Lender to issue any Letter of Credit is subject to the satisfaction of the following additional conditions precedent on the relevant Borrowing Date:

(a) Administrative Agent shall have received a Notice of Borrowing;

(b) The representations and warranties in Article VI shall be true and correct in all material respects (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct), on and as of such Borrowing Date with the same effect as if made on and as of such Borrowing Date (except to the extent such representations and warranties expressly refer to an earlier date in which case they shall be true and correct in all material respects, except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct as of such earlier date); and

(c) No Default or Event of Default shall exist or shall result from such Borrowing.

Each Notice of Borrowing submitted by Borrower shall constitute a representation and warranty by Borrower, as of the date of each such notice and as of each Borrowing Date that the conditions in this Section 5.02 are satisfied.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Each of Parent and Borrower represents and warrants to Administrative Agent and each of the Lenders that:

6.01 Corporate Existence and Power. Each Loan Party: (a) is validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization, as applicable; (b) has the power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets, carry on its business as currently conducted and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party except where the failure does not constitute a Default and could not reasonably be expected to have a Material Adverse Effect; (c) is duly qualified as a foreign company and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license where a failure could result in a Material Adverse Effect; and (d) is in compliance in all material respects with all Requirements of Law, except where any non-compliance would not reasonably be expected to result in a Material Adverse Effect. Schedule 6.01 lists each Subsidiary of Borrower as of the Closing Date.

6.02 Corporate Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which such Person is a party, have been duly authorized by all necessary corporate, partnership or limited liability company action, as applicable, and do not and will not: (a) contravene the terms of any of that Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Requirement of Law.

6.03 Governmental Authorization. Except for recordations and filings related to the Security Documents, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party.

6.04 Binding Effect. This Agreement and each other Loan Document to which each Loan Party is a party constitute the legal, valid and binding obligations of such Person to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.05 Litigation. Except as disclosed on Schedule 6.05, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of Parent or Borrower, threatened, against any Loan Party, or any of its respective properties that, if determined adversely to such Person, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.06 No Default. No Default or Event of Default exists or would be reasonably expected to result from the incurring of any Obligations by Borrower or any other Loan Party. As of the Closing Date, to the best of Borrower’s and Parent’s knowledge, no Loan Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

6.07 ERISA. As of the Closing Date, no Loan Party sponsors or maintains a Pension Plan or contributes to or has an obligation to contribute to a Multiemployer Plan.

6.08 Margin Regulations. The proceeds of the Loans shall be used solely for the purposes set forth in and permitted by Section 7.11. Borrower is not generally engaged in the business of purchasing or selling Margin Stock.

6.09 Title to Mortgaged Properties. Except as set forth in Schedule 6.05, each Loan Party has good and defensible title to its respective Oil and Gas Properties, subject to Permitted Liens, and has good title to all other Collateral and all other property necessary or used in the ordinary conduct of its business. As of the Closing Date, the property of Parent and Borrower is subject to no Liens, other than Permitted Liens.

6.10 Compliance with Laws and Obligations. Each Loan Party is in compliance with all laws applicable to either it or its Property and with all its material Contractual Obligations except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

6.11 Relationship of Loan Parties. The Loan Parties are engaged in related businesses and each Loan Party is directly and indirectly dependent upon each other Loan Party for and in connection with their business activities and their financial resources; and each Loan Party has determined, reasonably and in good faith, that such Loan Party will receive substantial direct and indirect economic and financial benefits from the extensions of credit made under this Agreement, and such extensions of credit are in the best interest of such Loan Party, having regard to all relevant facts and circumstances.

6.12 Gas Imbalances. As of the Closing Date, to Parent’s and Borrower’s knowledge, there are no outstanding gas imbalances, take or pay or other prepayments with respect to the Loan Parties’ Oil and Gas Properties in excess of 2% of the aggregate volume of Oil and Gas produced from such Oil and Gas Properties that would require any Loan Party to deliver Oil and Gas produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

6.13 Taxes. Each Loan Party has filed all tax returns and reports required to be filed, or extensions thereof, and has paid all taxes, assessments, fees and other governmental charges levied or imposed upon its or its properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with tax accounting principals on an accrual basis or where the failure to so pay could not reasonably be expected to have a Material Adverse Effect.

6.14 Financial Condition. Since the closing date of the most recent audited annual financial statement delivered to Administrative Agent and the Lenders and through the Closing Date, there has been no Material Adverse Effect.

6.15 Environmental Matters. Each Loan Party conducts in the ordinary course of business a review of its operations and its compliance with existing Environmental Laws, including such properties which it is acquiring or planning to acquire. To Parent’s and Borrower’s knowledge, (i) each Loan Party is in compliance with all Environmental Laws except where the failure to comply could not reasonably be expected to have a Material Adverse Effect and (ii) no Loan Party has any liability for any Environmental Claim that could reasonably be expected to have a Material Adverse Effect.

6.16 Regulated Entities. None of the Loan Parties or any Person controlling the Loan Parties, is an “Investment Company” within the meaning of the Investment Company Act of 1940. Borrower is not subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

6.17 Solvency. As of the Closing Date, each of Parent and Borrower is Solvent.

6.18 Subsidiaries/Investments. As of the Closing Date, each of Parent and Borrower has no direct Subsidiaries and owns no Equity Interests in any other Person other than as set forth on Schedule 6.01.

6.19 Insurance. Each Loan Party’s interest in its respective Oil and Gas Properties is insured with financially sound and reputable insurance companies not Affiliates of Parent or Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where each Loan Party’s Mortgaged Properties are located.

6.20 Full Disclosure. To the best of Parent’s and Borrower’s knowledge, none of the statements contained in any exhibit, report, written statement or certificate furnished by or on behalf of each Loan Party in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of each Loan Party to Administrative Agent or any Lender prior to the Closing Date), taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; it being understood and agreed that for purposes of this Section 6.20, such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

6.21 No Default. Neither a Default nor an Event of Default has occurred and is continuing.

6.22 OFAC. Neither any Loan Party nor any of its Subsidiaries or Affiliates (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended and in effect from time to time.

6.23 Patriot Act. Neither any Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither any Loan Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Act. None of the Loan Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

ARTICLE VII.

AFFIRMATIVE COVENANTS

Until the Security Termination Date:

7.01 Financial Statements. Parent shall deliver to Administrative Agent:

(a) Within 90 days after the end of each fiscal year of Parent, the annual consolidated financial statements of Parent as of the end of each fiscal year, including the related balance sheet and statements of income, members’ equity and cash flows for such year, and applicable comparative financial statements for the previous fiscal year, together with an opinion from a recognized independent public accounting firm retained by Parent and reasonably acceptable to Administrative Agent, without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, that such financial statements fairly present, in all material respects, the consolidated financial position and results of Borrower for the period indicated in accordance with GAAP; and

(b) Within 45 days after the end of each of the first three fiscal quarters of Parent in each fiscal year, the unaudited quarterly consolidated balance sheets of Parent as of the end of such quarter and the related statements of income, members’ equity and cash flows for the period then ended.

Notwithstanding anything herein to the contrary, Parent shall be deemed to have furnished the information required by this Section 7.01 if it shall have timely made the same available on “EDGAR” and/or through its home page on the worldwide web (at the date hereof located at http://www.MidstatesPetroleum.com).

7.02 Certificates; Other Production and Reserve Information. Parent and/or Borrower shall furnish to Administrative Agent:

(a) as soon as available, but not later than the dates provided in Appendix I, Status Reports executed by a Responsible Officer of Parent in form reasonably acceptable to Administrative Agent, as of the last day of the reported periods;

(b) concurrently with the delivery of each of the statements and reports referred to in Sections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer of Parent;

(c) commencing as of the date set forth in Appendix I, and annually thereafter, as soon as available but in any event no later the date set forth on Appendix I of each year during the term of this Agreement, a Reserve Report prepared by an independent petroleum engineer selected by Parent or Borrower and reasonably acceptable to Administrative Agent covering the Oil and Gas Properties as of January 1 of such year, and commencing as of the date set forth in Appendix I, and annually thereafter, as soon as available but in any event no later than the date set forth on Appendix I of each year during the term of this Agreement, a Reserve Report prepared by Parent’s or Borrower’s in-house staff, in a format consistent with the independent consultant’s report, covering the Oil and Gas Properties as of July 1 of such year, and, as soon as available but in no event later than 60 days prior to any Special Borrowing Base Determination, a Reserve Report prepared by Parent’s or Borrower’s in-house staff, in a format consistent with the independent consultant’s report, covering the Oil and Gas Properties as of the date of such Special Borrowing Base Determination;

(d) promptly upon the reasonable request of Administrative Agent, subject to limitations on confidentiality, access to copies of all geological, engineering and related data contained in the Loan Parties’ files or readily accessible to the Loan Parties relating to the Oil and Gas Properties as may reasonably be requested;

(e) promptly upon the request of Administrative Agent, such additional information regarding the business or financial affairs of the Loan Parties as the Lenders may from time to time reasonably request;

(f) promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by the Parent to shareholders generally and each Form 10-K, Form 10-Q, registration statement or prospectus filed by the Parent with any securities exchange or the SEC; and

(g) promptly after the furnishing thereof, copies of any financial statement, report or notice (other than ministerial notices) furnished to any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement in respect of Indebtedness in excess of $10,000,000, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 7.02.

Notwithstanding anything herein to the contrary, Parent shall be deemed to have furnished the information required by Sections 7.02(f) and 7.02(g) if it shall have timely made the same available on “EDGAR” and/or through its home page on the worldwide web (at the date hereof located at http://www.MidstatesPetroleum.com).

7.03 Notices. Parent and/or Borrower shall promptly notify Administrative Agent:

(a) of any Responsible Officer of any Loan Party becoming aware of the occurrence of any Default or Event of Default;

(b) of any Responsible Officer of any Loan Party becoming aware of any matter that has resulted or may reasonably be expected to result in a Material Adverse Effect, including any dispute, litigation, investigation or proceeding which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) of any material change in accounting policies or financial reporting practices by any Loan Party; and

(d) of the formation or acquisition by any Loan Party of any Subsidiary.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer of the applicable Loan Party setting forth details of the occurrence referred to therein, and stating what action, if any, the Loan Parties propose to take with respect thereto and at what time.

7.04 Preservation of Corporate Existence, Etc. Each of Parent and Borrower shall, and shall cause its Subsidiaries to:

(a) preserve and maintain in full force and effect its legal existence, and maintain its good standing under the laws of its state or jurisdiction of incorporation or organization, as applicable, except, in each case, as otherwise permitted by Section 8.03; and

(b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary for the normal conduct of its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.05 Maintenance of Property. Each of Parent and Borrower shall, and shall cause its Subsidiaries to, maintain and preserve all its property that is used or useful in, and material to, its business in good working order and condition, ordinary wear and tear excepted and shall use the reasonably prudent standard of care typical in the industry in the operation and maintenance of its Oil and Gas Properties.

7.06 Insurance. Each of Parent and Borrower shall, and shall cause its Subsidiaries to, maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances which insurance shall name Administrative Agent, for the ratable benefit of the Lenders, as “additional insured” (with respect to liability insurance) and as a “loss payee” (with respect to casualty insurance) as applicable.

7.07 Payment of Obligations. Each of Parent and Borrower shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all of its obligations and liabilities (except to the extent the same are subject to good faith disputes by such Loan Party), including: (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; (b) all lawful claims that, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, having an outstanding aggregate principal amount of more than the Threshold Amount but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.08 Compliance with Laws. Each of Parent and Borrower shall, and shall cause its Subsidiaries to, comply in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business except such as may be contested in good faith or as to which a bona fide dispute may exist and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.09 Inspection of Property and Books and Records. Each of Parent and Borrower shall, and shall cause its Subsidiaries to, maintain proper books of record and account, in which, in all material respects, full, true and correct entries in conformity with GAAP on an accrual basis consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Each of Parent and Borrower shall, and shall cause its Subsidiaries to, permit representatives of Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, to make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of such Loan Party and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to such Person; provided, however, at any time that an Event of Default exists Administrative Agent or any Lender may do any of the foregoing at the expense of Parent and Borrower at any time during normal business hours and without advance notice.

7.10 Environmental Laws. Each of Parent and Borrower shall, and shall cause its Subsidiaries to, conduct its operations and keep and maintain its Oil and Gas Properties in compliance with all Environmental Laws except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.11 Use of Proceeds. Borrower shall use the proceeds of the Loans and the Letters of Credit (a) for general corporate purposes of Parent and its Subsidiaries; (b) to support the capital expenditure programs of Parent and its Subsidiaries; and (c) to finance the acquisition and development of Oil and Gas Properties.

7.12 Further Assurances. Each of Parent and Borrower shall, and shall cause its Subsidiaries to, promptly cure any defects in the creation and issuance of each Lender’s Note and the execution and delivery of this Agreement, the Security Documents, the Guaranties, if any, or any other instruments referred to or mentioned herein or therein to which such Person is a party. Each of Parent and Borrower at its expense will promptly do all acts and things, and will execute and file or record, all instruments reasonably requested by Administrative Agent, to establish, perfect, maintain and continue the perfected security interests of Administrative Agent in or the Lien of Administrative Agent on the Collateral. Borrower will pay the reasonable costs and expenses of all filings and recordings and all searches deemed necessary by Administrative Agent to establish and determine the validity and the priority of the Liens created or intended to be created by the Security Documents; and each of Parent and Borrower shall, and shall cause its Subsidiaries to, satisfy all other claims and charges that in the reasonable opinion of Administrative Agent might prejudice, impair or otherwise affect any of the Collateral or any Lien thereon in favor of Administrative Agent for the benefit of the Issuing Lender and the Lenders.

7.13 Compliance with ERISA. If after the Closing Date any Loan Party sponsors or maintains a Pension Plan or has an obligation to make contributions to a Multiemployer Plan, each of Parent and Borrower shall, and shall cause its Subsidiaries to (a) maintain such Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law and (b) make all required contributions to such Pension Plan and to such Multiemployer Plan, but excluding any failures under (a) and (b) above that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.14 Subsidiary Guarantors. If, at any time after the Closing Date, Parent or Borrower shall determine that any Subsidiary is a Material Domestic Subsidiary, then Parent and/or Borrower shall cause each such Material Domestic Subsidiary to execute and deliver to Administrative Agent a Guaranty and such other Security Documents as are necessary for Parent and Borrower to comply with Article IV.

7.15 Accounts. By not later than 30 days after receipt of a request from the Administrative Agent or the Majority Lenders, the Loan Parties shall maintain with either Administrative Agent or the Lenders all operating and depository accounts in connection with the Loan Parties’ Principal Business.

7.16 Title Information.

(a) On or before the delivery to Administrative Agent of each Reserve Report required by Section 7.02(c), Parent and/or Borrower will deliver title information in form and substance reasonably acceptable to Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that Administrative Agent shall have received together with title information previously delivered to Administrative Agent, satisfactory title information on a satisfactory portion of the Oil and Gas Properties evaluated by the most recent Reserve Report.

(b) If Parent or Borrower has provided title information for additional properties under Section 7.16(a), Parent and/or Borrower shall, within 60 days of notice from Administrative Agent that title defects or exceptions exist with respect to such additional properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not Permitted Liens raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Permitted Liens having an equivalent value or (iii) deliver title information in form and substance acceptable to Administrative Agent so that Administrative Agent shall have received, together with title information previously delivered to Administrative Agent, satisfactory title information on at least 80% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

(c) If Parent and Borrower are unable to cure any title defect requested by Administrative Agent to be cured within the 60-day period or Parent and Borrower do not comply with the requirements to provide acceptable title information covering 80% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such circumstance shall not be a Default, but instead Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by Administrative Agent or the Required Lenders. To the extent that Administrative Agent or the Required Lenders are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed (or if such title defect is incapable of being cured, upon notice of such title defect to Borrower) such unacceptable Mortgaged Property shall not count toward the 80% requirement, and Administrative Agent may send a notice to Parent, Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause Parent and Borrower to be in compliance with the requirement to provide acceptable title information on 80% of the value of the Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.

ARTICLE VIII.

NEGATIVE COVENANTS

Until the Security Termination Date:

8.01 Limitation on Liens. Each of Parent and Borrower agrees that it shall not, and shall cause its Subsidiaries to not, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on the Closing Date securing Indebtedness outstanding on such date described on Schedule 8.01(a) or Appendix I of this Agreement or described as a “Permitted Lien” under any Security Document;

(b) any Lien created under any Loan Document;

(c) Liens for taxes, fees, assessments or other governmental charges that are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07 or that are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto with adequate reserves set aside therefor;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business securing obligations which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f) easements, rights-of-way, restrictions, defects or other exceptions to title and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount, are not incurred to secure Indebtedness, and that do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of such Loan Party’s businesses;

(g) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by such Loan Party, and (ii) such Loan Party maintains (subject to such right of set off) dominion and control over such account(s), and (iii) such deposit account is not intended by such Loan Party to provide cash collateral to the depository institution;

(h) any usual and customary Liens arising under Oil and Gas leases for royalty payments not yet due and payable and reciprocal liens arising under operating agreements for joint interest billings not yet due and payable or that are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto with adequate reserves set aside therefor;

(i) Liens securing indebtedness under Section 8.05(j) and any Permitted Refinancing Debt in connection therewith provided that any such Permitted Refinancing Debt is not secured by any additional or different property not securing the Refinanced Debt;

(j) Liens on fixed or capital assets (including office equipment, data processing equipment and motor vehicles) acquired, constructed or improved by Parent, Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 8.05(b), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of Parent, Borrower or any other Subsidiaries (other than proceeds and accessions and additions to such property);

(k) Liens securing insurance premium financing permitted under Section 8.05(m) under customary terms and conditions, provided that no such Lien may extend to or cover any property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto; and

(l) Liens on property not constituting Oil and Gas Properties classified as Proved Reserves and not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto, exceeds (as to Parent, Borrower and all Subsidiaries) one percent (1%) of the then effective Borrowing Base at any one time.

8.02 Disposition of Assets. Each of Parent and Borrower agrees that it shall not, and shall cause its Subsidiaries to not, directly or indirectly enter into any agreement to sell, assign, farm-out, convey or otherwise transfer any Oil and Gas Property included in the most recently delivered Reserve Report or any other asset constituting Collateral except for (a) the sale of hydrocarbons in the ordinary course of business; (b) farmouts of undeveloped acreage and assignments in connection with such farmouts; (c) the sale or transfer of equipment and other property that is obsolete or no longer necessary for the business of such Loan Party or is replaced by equipment of at least comparable value and use; (d) the sale or other disposition (including casualty events) of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties; provided that (i) 100% of the consideration received in respect of such sale or other disposition shall be cash, (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such sale or other disposition (as such value is reasonably determined by Parent or Borrower and certified in a certificate of a Responsible Officer of Parent or Borrower), (iii) if such sale or other disposition (whether individually or in the aggregate with all related sales and dispositions) during any period between two successive Borrowing Base redeterminations has a fair market value in excess of one percent (1%) of the then effective Borrowing Base, Parent or Borrower shall provide Administrative Agent ten (10) Business Days advance notice of such sale or disposition, (iv) if such sale or other disposition results in the Combined Disposition/Derivative Threshold being exceeded, the Borrowing Base shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the Borrowing Base value, if any, assigned to such Property during the most recent Borrowing Base redetermination, and the net cash proceeds from such sale or disposition shall be applied within one (1) Business Day following the consummation of such sale or disposition to any Borrowing Base deficiency that results from the Borrowing Base being reduced due to such sale or disposition, (v) if such sale or other disposition is of a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Subsidiary and (vi) no Default or Event of Default exists or would result from such sale or other disposition; (e) sales and other dispositions of Properties not regulated by Section 8.02(a) through (d) having a fair market value not to exceed $5,000,000 during any 12-month period; (f) Liens permitted by Section 8.01, Investments permitted by Section 8.04 and Restricted Payments permitted by Section 8.09; (g) sales and other dispositions of property from any Loan Party to another Loan Party; and (h) sales or discounts of overdue accounts receivable in the ordinary course of business, in connection with the compromise or collection thereof, and not in connection with any financing transaction.

8.03 Consolidations and Mergers. None of Parent, Borrower or any Subsidiary will acquire all or substantially all the assets of any other Person, or merge into or with or consolidate with any other Person unless (a) Parent, Borrower or such Subsidiary shall be the surviving entity in such transaction; (b) substantially all of the assets of such Person shall be related to Borrower’s Principal Business; (c) after giving effect to such transaction, the Loan Parties comply with Section 8.10; (d) before and after giving effect to such transaction there is no Default or Event of Default, including under Section 9.01; and (e) if the acquired Person is a Material Domestic Subsidiary, such Person will become a Guarantor (and grantor or mortgagor, to the extent required) under Section 7.14. Notwithstanding anything herein to the contrary, (i) any Subsidiary may dispose of its assets or properties to Parent, Borrower or to another Subsidiary, (ii) dispositions permitted by Section 8.02 may be made and (iii) any Investment permitted by Section 8.04 may be structured as a merger, consolidation or amalgamation.

8.04 Loans and Investments. Each of Parent and Borrower agrees that it shall not, and shall cause its Subsidiaries to not, purchase or acquire or make any commitment for any Equity Interest of any Person or make any advance, loan or extension of credit or capital contribution to or any other investment in any Person, except for:

(a) investments in Cash Equivalents;

(b) accounts or notes receivable arising from the grant of trade credit in the ordinary course of business;

(c) investments (i) made by Borrower in or to the Guarantors, (ii) made by any Guarantor in or to Borrower or any other Guarantor, (iii) made by any Subsidiary in or to Borrower or any Guarantor, (iv) made by Borrower or any Guarantor in Subsidiaries or in Equity Interests of Persons who after giving effect to such investment become Subsidiaries, in each case so long as before and after giving effect to such investment (1) the Loan Parties comply with Section 8.10, (2) before and after giving effect to such transaction there is no Default or Event of Default, including under Section 9.01, and (3) if the acquired Person is a Material Domestic Subsidiary, such Person will become a Guarantor under Section 7.14, and (v) made by Parent, Borrower or any Subsidiary in or to any foreign Subsidiary in an aggregate amount at any one time outstanding not to exceed three percent (3%) of the net present value of the proven Oil and Gas Properties of the Loan Parties in the most recently delivered Reserve Report;

(d) investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by Parent, Borrower or a Subsidiary with others in the ordinary course of business; provided that (i) any such venture is engaged in a Principal Business and (ii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate, at any time outstanding an amount equal to $2,000,000;

(e) investments in direct ownership interests in additional Oil and Gas Properties, related Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;

(f) loans or advances to employees, officers or directors in the ordinary course of business of Parent, Borrower or any Subsidiary, in each case only as permitted by applicable law, but in any event not to exceed $200,000 in the aggregate at any time;

(g) investments received in settlement of debts arising from investments permitted under this Section 8.04 owing to Parent, Borrower or any Subsidiary received as satisfaction or potential satisfaction of such debts or as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of Parent, Borrower or any Subsidiary;

(h) any investment permitted by Section 8.03 or arising out of transactions permitted under Section 8.11;

(i) other investments not to exceed, in the aggregate, at any time $2,000,000; and

(j) other investments in an amount not to exceed the Available Amount.

8.05 Limitation on Indebtedness. Each of Parent and Borrower agrees that it shall not, and shall cause its Subsidiaries to not, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) Indebtedness incurred pursuant to the Loan Documents;

(b) Indebtedness under Capital Leases and purchase money Indebtedness not to exceed $1,000,000 in the aggregate outstanding at any one time;

(c) Indebtedness associated with any Surety Instrument required by Requirements of Law in connection with the operation of the Oil and Gas Properties;

(d) intercompany Indebtedness between Parent and Borrower, or between Parent or Borrower and any Subsidiary, or between Subsidiaries, in each case to the extent permitted by Section 8.04(c); provided that such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than Parent, Borrower or one of Parent’s wholly-owned direct or indirect Subsidiaries, and, provided further, that any such Indebtedness owed by either Borrower or a Guarantor shall be subordinated to the Obligations on terms set forth in the Guaranty;

(e) endorsements of negotiable instruments for collection in the ordinary course of business and Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(f) Indebtedness of Parent owing to any Equity Interest holder of Parent that is a Permitted Holder (“Capital Debt”) that (i) is unsecured, (ii) is fully subordinated in right of payment and liquidation to the Obligations on written terms reasonably acceptable to Administrative Agent, (iii) has a scheduled maturity date that is no earlier than one year after the Stated Maturity Date, (iv) does not provide for scheduled or mandatory prepayments, redemptions, repayments, or defeasance of principal for any consideration on any date prior to one year after the Stated Maturity Date, (v) does not provide for any payments of interest (other payments made with common Equity Interests of Parent and payments made in kind by adding to the principal thereof) on any date prior to one year after the Stated Maturity Date, (vi) does not (1) have any financial covenants or any other affirmative or negative covenants that are more restrictive than under this Agreement and (2) contain cross defaults to or for any other Indebtedness, (vii) does not have any restriction on the ability of Parent, Borrower or any Subsidiary to amend, modify or otherwise supplement this Agreement or the other Loan

Documents, (viii) does not have any restrictions on the ability of Parent, Borrower or any Subsidiary to guarantee the Obligations or pledge assets as collateral security for the Obligations, (ix) is not guaranteed by any Subsidiary of Parent, (x) is not assignable or transferable to any Person who is not a Permitted Holder and (xi) any Permitted Refinancing Debt in respect thereof, and so long as Parent would be in compliance with Section 9.01 on a pro forma basis after giving effect to the incurrence of such Capital Debt;

(g) Guaranty Obligations in respect of Indebtedness of Parent, Borrower or such Subsidiary otherwise permitted hereunder;

(h) unsecured Indebtedness of any Person or Indebtedness attaching to the assets of a Person that, in either case, becomes a Subsidiary (or is a Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to the assets that are acquired by Parent, Borrower or any Subsidiary, in each case after the Closing Date; provided that (1) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (2) such Indebtedness is not guaranteed in any respect by Parent, Borrower or any Subsidiary (other than any such Person that so becomes a Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries) and (3) no Default or Event of Default would result from the incurrence of such Indebtedness;

(i) current liabilities, taxes and assessments incurred in the ordinary course of business;

(j) Indebtedness secured by a Lien that is subordinated to the Lien securing the Obligations in an aggregate amount not to exceed the greater of (i) $25,000,000 and (ii) 20% of the Borrowing Base as redetermined by the Lenders pursuant to Section 2.04 prior to the issuance, incurrence or assumption of such Indebtedness, so long as (1) such debt is subject to an intercreditor agreement containing terms and conditions reasonably satisfactory to the Majority Lenders, (2) Parent is in compliance with its financial covenants after giving effect to the incurrence of such Indebtedness and (3) the net cash proceeds from the incurrence of such Indebtedness are applied within one (1) Business Day following the incurrence of such Indebtedness to any Borrowing Base deficiency that results from the Borrowing Base being reduced due to the incurrence of such Indebtedness, and any Permitted Refinancing Debt in respect thereof;

(k) unsecured Indebtedness (“Permitted Additional Debt”), so long as (i) Parent would be in compliance with Section 9.01 on a pro forma basis after giving effect to the incurrence of such Indebtedness, (ii) such Indebtedness shall not have a maturity date (or any scheduled amortization payments) prior to the date that is one year after the Stated Maturity Date, (iii) the Borrowing Base is automatically reduced by an amount equal to 25% of the face value (without giving effect to any original issue discount) of any such Indebtedness in excess of $275,000,000 incurred after the Closing Date upon such incurrence and (iv) the net cash proceeds from the issuance of such Indebtedness are applied within one (1) Business Day following the incurrence of such Indebtedness to any Borrowing Base deficiency that results from the Borrowing Base being reduced due to the incurrence of such Indebtedness as set forth in Section 2.04(c), and any Permitted Refinancing Debt in respect thereof;

(l) Indebtedness of Parent and Borrower existing on the date hereof that is reflected in the financial statements delivered pursuant to Section 5.01(c)(i), and any Permitted Refinancing Debt in respect thereof;

(m) Indebtedness in respect of insurance premium financing for insurance being acquired or maintained by Parent, Borrower or any Subsidiary under customary terms and conditions not to exceed annual premium amounts; and

(n) other Indebtedness not to exceed $2,000,000 in the aggregate at any one time outstanding.

8.06 Transactions with Affiliates. Each of Parent and Borrower agrees that it shall not, and shall cause its Subsidiaries to not, enter into any transaction with or make any payment or transfer to any Affiliate of Parent or Borrower, except in the ordinary course of business and upon fair and reasonable terms no less favorable to such Person than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of Parent or Borrower; provided that the foregoing restriction shall not apply to (a) transactions between or among Loan Parties; (b) Restricted Payments permitted by Section 8.09, and (c) any transactions listed on Schedule 8.06.

8.07 Margin Stock. Borrower shall not use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock.

8.08 Contingent Obligations. Each of Parent and Borrower agrees that it shall not, and shall cause its Subsidiaries to not, create, incur, assume or suffer to exist any Contingent Obligations except:

(a) endorsements for collection or deposit in the ordinary course of business;

(b) obligations under plugging bonds, performance bonds and fidelity bonds issued for the account of such Loan Party’s obligations to indemnify or make whole any surety and similar agreements incurred in the ordinary course of business;

(c) this Agreement and the other Loan Documents, and Derivative Contracts permitted or required pursuant to Section 8.12 with any Acceptable Counter-party; and

(d) obligations under transportation contracts, joint operating agreements, farm-in agreements and other similar agreements typical in the Oil and Gas industry.

8.09 Restricted Payments. Each of Parent and Borrower agrees that it shall not, and shall cause its Subsidiaries to not, purchase, redeem or otherwise acquire for value any of its Equity Interests and will not declare or pay any dividend or distribution, or make any distribution of assets or property to its shareholders (collectively “Restricted Payments”); except:

(a) Parent may declare and make dividends or distributions with respect to its Equity Interests payable solely in additional membership interests of its Equity Interests;

(b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(c) any Subsidiary may make Restricted Payments to Parent, Borrower or any Guarantor, and Borrower may make Restricted Payments to Parent;

(d) Parent may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Parent and its Subsidiaries in effect as of the Closing Date; and

(e) Parent may pay dividends or make distributions using the proceeds of the Available Amount.

8.10 Change in Business. Each of Parent and Borrower agrees that it shall not, and shall cause its Subsidiaries to not engage in any business or activity other than the Principal Business and any activities reasonably incidental thereto.

8.11 Prepayment or Redemption of Other Indebtedness. Borrower shall not, nor will it permit any of its Subsidiaries to, optionally prepay, redeem, repurchase or defease all or any portion of any Capital Debt or Indebtedness permitted under Section 8.05(j) or (k), except that Borrower may prepay any such Indebtedness:

(a) using proceeds of the Available Amount or any offering of Equity Interests of Parent;

(b) with the proceeds of Permitted Refinancing Debt incurred to refinance such Indebtedness;

(c) by converting such Indebtedness into Equity Interests of Parent; and

(d) if, after giving pro forma effect to such prepayment, redemption, repurchase or defeasance and any concurrent incurrence of Indebtedness with respect thereto, Parent’s ratio of Indebtedness to EBITDA does not exceed 4.00 to 1.00, no Default or Event of Default exists or would result, and the Available Commitment exceeds the greater of $15,000,000 and ten percent (10%) of the Borrowing Base.

8.12 Derivative Contracts. Each of Parent and Borrower shall not and shall not permit any Subsidiaries to enter into or in any manner be liable under any Derivative Contracts except:

(a) Derivative Contracts entered into with the purpose and effect of hedging prices on Oil and Gas attributable to the Oil and Gas Properties and expected to be produced by Parent, Borrower and their respective Subsidiaries provided that at all times: (1) such Derivative Contracts limit or reduce such market price risk for a term of no more than forty-eight (48) months; (2) the notional volumes of such Derivative Contracts for Oil, when aggregated with all Derivative Contracts for Oil permitted under this Section 8.12(a) then in effect (other than (i) put option contracts that are not related to corresponding calls, collars or swaps, and (ii) basis differential swaps on volumes already hedged pursuant to other Derivative Contracts), do not exceed (x) for the period of twenty-four (24) months following the execution of such Derivative Contract the lesser of current production and total internally forecasted production for such hedged month, (y) for the period of twenty-five (25) to thirty-six (36) months following the execution of such Derivative Contract the lesser of seventy-five percent (75%) of current production and seventy-five percent (75%) of total internally forecasted production for such hedged month and (z) for the period of thirty-seven (37) to forty-eight (48) months following the execution of such Derivative Contract the lesser of fifty percent (50%) of current production and fifty percent (50%) of total internally forecasted production for such hedged month; (3) the notional volumes of such Derivative Contracts for Gas, when aggregated with all Derivative Contracts for Gas permitted under this Section 8.12(a) then in effect (other than (i) put option contracts that are not related to corresponding calls, collars or swaps, and (ii) basis differential swaps on volumes already hedged pursuant to other Derivative Contracts), do not exceed, (x) for the period of twenty-four (24) months following the execution of such Derivative Contract the lesser of current production and total internally forecasted production for such hedged month, (y) for the period of twenty-five (25) to thirty-six (36) months following the execution of such Derivative Contract the lesser of seventy-five percent (75%) of current production and seventy-five percent (75%) of total internally forecasted production for such hedged month and (z) for the period of thirty-seven (37) to forty-eight (48) months following the execution of such Derivative Contract the lesser of fifty percent (50%) of current production and fifty percent (50%) of total internally forecasted production for such hedged month; (4) the notional volumes of such Derivative Contracts for Natural Gas Liquids (“NGLs”), when aggregated with all Derivative Contracts for NGLs permitted under this Section 8.12(a) then in effect (other than (i) put option contracts that are not related to corresponding calls, collars or swaps, and (ii) basis differential swaps on volumes already hedged pursuant to other Derivative Contracts), do not exceed, (x) for the period of twenty-four (24) months following the execution of such Derivative Contract the lesser of current production and total internally forecasted production for such hedged month, (y) for the period of twenty-five (25) to thirty-six (36) months following the execution of such Derivative Contract the lesser of seventy-five percent (75%) of current production and seventy-five percent (75%) of total internally forecasted production for such hedged month and (z) for the period of thirty-seven (37) to forty-eight (48) months following the execution of such Derivative Contract the lesser of fifty percent (50%) of current production and fifty percent (50%) of total internally forecasted production for such hedged month; (5) no such contract with a counter-party other than a Lender Derivative Party requires Parent, Borrower or any Subsidiary to put up assets, letters of credit or any other security against the event of its nonperformance prior to actual default by Parent, Borrower or such Subsidiary in performing obligations thereunder; and (6) each such contract shall be with an Acceptable Counter-party.

(b) Derivative Contracts with an Acceptable Counter-party entered into to hedge or manage the interest rate exposure on a principal amount of Indebtedness of Parent, Borrower or any Subsidiary not to exceed 100% of the then outstanding Loan principal amount and not for speculative purposes and no such contract with a counter-party other than a Lender Derivative Party requires Parent, Borrower or any Subsidiary to put up assets, letters of credit, or any other security against the event of its nonperformance prior to actual default by Parent, Borrower or such Subsidiary in performing obligations thereunder.

(c) For avoidance of doubt, in the event Borrower enters into a Derivative Contract with any of the Lenders or any Affiliate of the Lenders, the Contingent Obligation

evidenced under such Derivative Contract shall not be applied against such Lender’s Commitment nor against the Effective Amount. Any Indebtedness to any Lender Derivative Party incurred under any Derivative Contract shall be treated as an Obligation pari passu and secured pro rata under the Security Documents with all Obligations otherwise incurred hereunder or under the other Loan Documents and Borrower covenants and agrees that payment on each and all of such Derivative Contracts shall be secured by liens on the Collateral under the Security Documents.

(d) If Parent, Borrower or any Subsidiary assigns, terminates, sells or unwinds any commodity-price Derivative Contract and the effect of such action (when taken together with any other commodity-price Derivative Contracts executed contemporaneously with the taking of such action) has the effect of canceling its positions under such commodity-price Derivative Contracts and results in the Combined Disposition/Derivative Threshold being exceeded, then (i) it shall provide notice thereof to Administrative Agent, and (ii) concurrently with such notice the Required Lenders shall have the right to adjust the Borrowing Base in an amount determined by the Required Lenders to be equal to the impact of the cancellation of such position on the Borrowing Base, in accordance with their usual and customary policies and procedures for extending credit to Oil and Gas reserve-based customers. Until such time as the Borrowing Base is redetermined or Administrative Agent advises Borrower that the Borrowing Base will not be modified, Borrower shall retain funds in an amount equal to the proceeds, if any, attributable to the sale, termination, assignment or unwind of such Derivative Contract. In the event that the Borrowing Base is redetermined causing the Effective Amount to exceed the redetermined Borrowing Base, Borrower shall promptly make a prepayment of the deficiency amount.

8.13 Sales and Leasebacks. Neither Parent nor Borrower nor any Subsidiary will enter into any arrangement, directly or indirectly, with any Person whereby Parent, Borrower or any Subsidiary shall sell or transfer any of its property, whether now owned or hereafter acquired, and whereby Parent, Borrower or any Subsidiary shall then or thereafter rent or lease as lessee such property or any part thereof or other Property which Parent, Borrower or any Subsidiary intends to use for substantially the same purpose or purposes as the property sold or transferred which would cause the aggregate amount of all payments made by Parent, Borrower and the Subsidiaries pursuant to all such arrangements to exceed $2,000,000 in any period of twelve (12) consecutive calendar months during the life of such arrangements.

8.14 Limitations on Leases. Neither Parent nor Borrower nor any Subsidiary will create, incur, assume or permit to exist any obligation for the payment of rent or hire of property of any kind whatsoever (real or personal, but excluding Capital Leases, leases of Hydrocarbon Interests, and other leases of oil and gas field equipment entered into in the ordinary course of business), under leases or lease agreements which would cause the aggregate amount of all payments made by Parent, Borrower and the Subsidiaries pursuant to all such lease or lease agreements to exceed $2,000,000 in any period of twelve (12) consecutive calendar months during the life of such leases.

8.15 Subsidiaries. Each of Parent and Borrower shall not, and shall not permit any Subsidiary to, create any additional Subsidiaries unless Parent or Borrower gives Administrative Agent written notice thereof and, if such Subsidiary is a Material Domestic Subsidiary, such Subsidiary becomes a Guarantor.

8.16 Negative Pledge Agreements. Neither Parent nor Borrower nor any Subsidiary will create, incur, assume or permit to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its property in favor of Administrative Agent or restricts any Subsidiary from paying dividends to Borrower or Parent or restricts Parent from making any capital contribution to Borrower, or which requires the consent of or notice to other Persons in connection therewith, other than: (a) this Agreement and the Security Documents; (b) instruments creating or governing Capital Lease Obligations, purchase money obligations or other secured Indebtedness permitted by this Agreement, but then only on the asset subject of such Capital Lease, purchase money obligation or Indebtedness; and (c) customary non-assignment provisions or restrictions in easements, leases and other contracts, in each case entered into in the ordinary course of business, to the extent such provisions restrict the transfer or assignment thereof.

8.17 Take-or-Pay or Other Prepayments. Each of Parent and Borrower will not permit to exist any gas imbalances, take or pay or other prepayments with respect to the Loan Parties’ Oil and Gas Properties in excess of 2% of the aggregate volume of Oil and Gas produced from such Oil and Gas Properties which would require any Loan Party to deliver Oil and Gas produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

8.18 Government Regulation. Each of Parent and Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the applicable list maintained by OFAC) that prohibits or limits the Lenders or Administrative Agent from making any advance or extension of credit to Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide reasonably promptly following written demand therefor documentary and other evidence of the identity of the Loan Parties as may be reasonably requested by the Lenders or Administrative Agent at any time to enable the Lenders or Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Act at 31 U.S.C. Section 5318.

ARTICLE IX.

FINANCIAL COVENANTS

Until the Security Termination Date:

9.01 Financial Covenants. Each of Parent and Borrower shall maintain and comply with such financial covenants as required under Appendix II.

ARTICLE X.

EVENTS OF DEFAULT

10.01 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay, when and as required to be paid herein, any amount of principal or interest of any Loan or any amount of principal under any Matured LC Obligation, or fails to pay within five (5) Business Days of when due any fee or other amount payable hereunder or under any other Loan Document; or

(b) Representation or Warranty. Any representation or warranty by any Loan Party made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any Loan Party or any Responsible Officer thereof, furnished at any time under this Agreement or in or under any other Loan Document, is incorrect in any material respect (or, in the case of representations and warranties already qualified by materiality or Material Adverse Effect, incorrect in any respect) on or as of the date made or deemed made; or

(c) Specific Defaults. Any Loan Party fails to perform, observe or comply with any term, covenant or agreement applicable to such Loan Party, contained in any of Section 7.03(a), Article VIII or Article IX; or

(d) Cross-Default. Any Loan Party (except with regard to Indebtedness or Contingent Obligations that are the subject of good faith disputes) (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness having an aggregate outstanding principal amount of more than the Threshold Amount and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform, observe or comply with any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity; or (iii) any counterparty invokes an early termination as the result of a default or event of default under any Derivative Contract with Parent, Borrower or any Subsidiary and the net liabilities of Parent, Borrower or such Subsidiary thereunder exceed the Threshold Amount; or

(e) Other Defaults. Any Loan Party fails to perform, observe or comply with any other term or covenant applicable to such Loan Party contained in this Agreement or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date upon which a Responsible Officer of any Loan Party knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to Borrower by Administrative Agent; or

(f) Insolvency; Voluntary Proceedings. Any Loan Party (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Loan Party or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against all or a substantial part of any Loan Party’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Loan Party admits the material allegations of a petition against it or any of its Subsidiaries in any Insolvency Proceeding, or an order for relief is ordered in any Insolvency Proceeding; or (iii) any Loan Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h) Judgments. One or more judgments, orders, decrees or arbitration awards is entered against any Loan Party involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions in excess of the Threshold Amount, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

(i) Change of Control. There occurs a Change of Control.

(j) Invalidity of Loan Documents. The Loan Documents, or any of them, after delivery thereof, or any intercreditor agreement required under Section 8.05, shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms, or, with respect to the Security Documents, cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby having a book value (or in the case of Oil and Gas Properties a present value utilizing a 9% annual discount rate) in excess of 1% of the then effective Borrowing Base, except to the extent permitted by the terms of this Agreement or any Loan Document and except to the extent any such matters are cured within thirty (30) days of notice by Administrative Agent to Borrower, or any Loan Party shall so state in writing.

10.02 Remedies. If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may with the consent of, the Majority Lenders:

(a) declare the Commitments to be terminated;

(b) declare the unpaid principal amount of all outstanding Loans and all interest and other amounts to be due and payable; and

(c) exercise all rights and remedies available to it under the Loan Documents or applicable law and without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties; provided, however, that upon the occurrence of any event specified in Section 10.01(f) or (g) with respect to Parent or Borrower, the obligation of the Lenders to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Administrative Agent or any Lenders.

10.03 Set-off. In addition to any rights and remedies of Administrative Agent, Issuing Lender or any Lender provided by law, if an Event of Default exists, the Lenders are authorized, and may instruct Administrative Agent to, at any time and from time to time, without prior notice to any Loan Party, any such notice being waived by each Loan Party to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, any Lender to or for the credit or the account of any Loan Party against any and all Loan Obligations owing to such Lender, now or hereafter existing, irrespective of whether such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Upon the occurrence and during the continuance of any Event of Default, Administrative Agent or any Lender is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to any Loan Party, any and all items hereinabove referred to against the Loan Obligations then due and payable. Each Lender agrees promptly to notify Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding anything herein to the contrary, there shall be no right of set-off with respect to amounts held in revenue accounts established by any Loan Party attributable to third party working interest or royalty interest owners.

10.04 Payments Set Aside. To the extent that any Loan Party makes a payment to Administrative Agent for the benefit of the Lenders or to any Lender, or Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lenders in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

10.05 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

10.06 Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral during the continuance of an Event of Default shall be applied as follows:

(a) first, to the reimbursable expenses of Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b) second, to the fees and other reimbursable expenses of Administrative Agent, Swing Line Lender and each Issuing Lender then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c) third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d) fourth, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e) fifth, to the aggregate outstanding principal amount of the Loans, the LC Obligations, the Cash Management Obligations and the Net Mark-to-Market Exposure in respect of Derivative Contracts that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the holders of such Obligations based on their respective pro rata shares of the aggregate amount of such Loans, LC Obligations, Cash Management Obligations and Net Mark-to-Market Exposure;

(f) sixth, to additional Cash Collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all Cash Collateral held by Administrative Agent pursuant to this Agreement is at least 103% of the LC Obligations after giving effect to the foregoing clause fifth; and

(g) seventh, to the extent any proceeds remain, to Borrower or as otherwise provided by a court of competent jurisdiction.

All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided that all amounts allocated to that portion of the LC Obligations comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses fifth and sixth shall be distributed to Administrative Agent, rather than to the Issuing Lenders or the Lenders, and held by Administrative Agent in an account in the name of Administrative Agent for the benefit of the Issuing Lenders and the Lenders as Cash Collateral for the LC Obligations, such account to be administered in accordance with Section 2.09(g). All Cash Collateral for LC Obligations shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Cash Management Obligations and Obligations in respect of Derivative Contracts shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the Cash Management Bank or the Lender Derivative Party, as the case may be. Each Cash Management Bank of Lender Derivative Party that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article XI hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE XI.

ADMINISTRATIVE AGENT

11.01 Appointment and Authorization.

(a) Each Lender irrevocably appoints SunTrust Bank as Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by Administrative Agent. Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article XI shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b) Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as Administrative Agent may agree at the request of the Required Lenders to act for such Issuing Lender with respect thereto; provided that each Issuing Lender shall have all the benefits and immunities (i) provided to Administrative Agent in this Article XI with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article XI included such Issuing Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such Issuing Lender.

11.02 Certain Rights of Administrative Agent. If Administrative Agent shall request instructions from the Required Lenders (or the Majority Lenders, as the case may be) with respect to any action or actions (including the failure to act) in connection with this Agreement, Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders (or the Majority Lenders, as the case may be) where required by the terms of this Agreement.

11.03 Liability of Administrative Agent. Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that Administrative Agent is required to exercise in writing by the Required Lenders or the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.01), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, Borrower or any of their respective Subsidiaries that is communicated to or obtained by Administrative Agent or any of its Affiliates in any capacity. Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders or the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.01) or in the absence of its own gross negligence or willful misconduct. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to Administrative Agent by Borrower or any Lender, and Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to Administrative Agent. Administrative Agent may consult with legal counsel (including counsel for Borrower) concerning all matters pertaining to such duties.

11.04 Reliance by Administrative Agent.

(a) Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. Administrative Agent may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

(b) For purposes of determining compliance with the conditions specified in Article V, each Lender that has made available to Administrative Agent its Pro Rata Share of the initial Loan or subsequent Loan, as the case may be, shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender as a condition precedent to such initial Loan or subsequent Loan, as applicable.

11.05 Withholding Tax. To the extent required by any applicable law, Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify Administrative Agent (to the extent that Administrative Agent has not already been reimbursed by Parent or Borrower and without limiting the obligation of Parent and Borrower to do so pursuant to Section 12.04 or Section 12.05, as applicable) fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including penalties and interest, together with all reasonable out-of-pocket expenses incurred, including reasonable out-of-pocket legal expenses.

11.06 Credit Decisions. Each of the Lenders, the Swing Line Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon Administrative Agent, any Issuing Lender or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swing Line Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon Administrative Agent, any Issuing Lender or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

11.07 INDEMNIFICATION. Whether or not the transactions contemplated hereby are consummated, the Lenders and any Affiliates of the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Loan Parties and without limiting the obligation of the Loan Parties to do so pursuant to Section 12.04 or Section 12.05, as applicable), pro rata according to each respective Lender’s Pro Rata Share, each Agent-Related Person from and against any and all Indemnified Liabilities INCLUDING SUCH INDEMNIFIED LIABILITIES AS MAY ARISE OR BE CAUSED BY THE NEGLIGENCE, SOLE, JOINT, CONCURRENT, COMPARATIVE OR OTHERWISE OF SUCH AGENT-RELATED PERSONS; provided, however, that no Lender shall be liable for the payment to any Agent-Related Persons of any portion of such Indemnified Liabilities to the extent the same arise from (a) the gross negligence or willful misconduct of any Agent-Related Person as determined by a final judgment of a court of competent jurisdiction or (b) a claim or action asserted by one or more other Agent-Related Persons. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent.

11.08 Administrative Agent in Individual Capacity. The bank serving as Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Majority Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. The bank acting as Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Borrower or any Subsidiary or Affiliate of Borrower as if it were not Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, Administrative Agent or its Affiliates may receive information regarding the Loan Parties (including information that may be subject to confidentiality obligations in favor of the Loan Parties) and acknowledge that the Agent-Related Persons shall be under no obligation to provide such information to them.

11.09 Successor Administrative Agent.

(a) Administrative Agent may resign by giving no less than 30 days’ prior notice thereof to the Lenders and Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States of America or of any State thereof having a commercial capital surplus of at least $500,000,000.

(b) Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Majority Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Majority Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as Administrative Agent.

(c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Event of Default has arisen from a failure of Borrower to comply with Section 2.14(a)(v), then any Issuing Lender and the Swing Line Lender may, upon prior written notice to Borrower and Administrative Agent, resign as Issuing Lender or as Swing Line Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

11.10 Authority of Administrative Agent to Release Collateral and Liens. Each Lender (on behalf of itself in its capacity as a Lender and on behalf of itself and its Affiliates that may be Cash Management Banks and/or Lender Derivative Parties from time to time) and each Issuing Lender hereby authorizes Administrative Agent to (a) release any Lien on any Collateral granted to or held by Administrative Agent (i) upon the Security Termination Date, (ii) that is permitted to be sold or otherwise disposed of or released pursuant to the terms of the Loan Documents, and (iii) subject to Section 12.01, if approved, authorized or ratified in writing by the Majority Lenders, (b) subordinate any Lien on any Collateral to the holder of any Lien on such property that is permitted by Section 8.01(j), and (c) release any Guarantor from its obligations under its Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents, and each Lender (on behalf of itself in its capacity as a Lender and on behalf of itself and its Affiliates that may be Cash Management Banks and/or Lender Derivative Parties from time to time) and the Issuing Lender hereby authorizes Administrative Agent to execute and deliver to Borrower, at Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by Borrower in connection with any of the foregoing.

11.11 Posting of Approved Electronic Communications.

(a) Each of Parent and Borrower hereby agrees, unless directed otherwise by Administrative Agent or unless the electronic mail address referred to below has not been provided by Administrative Agent to Parent or Borrower, that it will, or will cause its Subsidiaries to, provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent or the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to Administrative Agent to an electronic mail address as directed by Administrative Agent.

(b) Borrower further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE INDEMNIFIED PERSONS (AS DEFINED IN SECTION 12.05) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY

KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNIFIED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNIFIED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNIFIED PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PERSON’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (DETERMINED BY A COURT HAVING COMPETENT JURISDICTION BY A FINAL JUDGMENT NOT SUBJECT TO FURTHER APPEAL).

(d) Administrative Agent agrees that the confirmed receipt of the Communications by Administrative Agent at its e-mail address set forth above, during its normal business hours, shall constitute effective delivery of the Communications to Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(e) Nothing herein shall prejudice the right of Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

11.12 Filing of Proof of Claims.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or any other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Loan Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and Administrative Agent under Section 12.04 or 12.05) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to Administrative Agent and, if Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 12.04 or 12.05.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XII.

MISCELLANEOUS

12.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by Administrative Agent at the written request of the Majority Lenders) and the Loan Parties party to such Loan Document and acknowledged by Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, modification, termination or consent shall do any of the following:

(a) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.02), or increase the maximum amount of Letters of Credit, without the consent of each Lender affected thereby;

(b) postpone the final maturity of any Loan, or postpone or delay any date fixed by this Agreement or any Loan Document for the payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document, in each case without the consent of each Lender; provided that a Scheduled Borrowing Base Determination may be postponed by the Required Lenders;

(c) reduce the principal of, or the rate of interest specified herein on any Loan or any fees or other amounts payable hereunder or under any other Loan Document (other than as a result of waiving the applicability of any post-default increases in interest rates) without the consent of each Lender;

(d) change the definition of Majority Lenders, Required Lenders, the Pro Rata Shares or change, in any manner, the percentage of the Lenders required to take any action under this Agreement without the consent of each Lender;

(e) amend this Section 12.01 or any provision of this Agreement, which, by its terms, expressly requires the approval or concurrence of each Lender or each Lender affected thereby, in each case without the consent of each Lender;

(f) release all, or substantially all, of the Collateral or release all, or substantially all, of the Guarantors from their obligations under their respective Guaranties, in each case without the consent of each Lender (except, in any such case, to the extent such action is permitted to be taken by Administrative Agent pursuant to Section 11.10);

(g) increase the Borrowing Base pursuant to Section 2.04 without the consent of each Lender, or maintain or decrease the Borrowing Base pursuant to Section 2.04 without the consent of Lenders constituting Required Lenders; or

(h) change Sections 2.11 or 10.06, or the definitions of “Cash Management Bank”, “Cash Management Agreement”, “Lender Derivative Party” or “Obligations” in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby.

In addition, it is further provided that (i) any amendment, modification, termination or waiver of any of the provisions contained in Section 5.01 shall be effective only if evidenced by a writing signed by or on behalf of all of the Lenders, (ii) no amendment, waiver or consent shall, unless in writing and signed by each applicable Issuing Lender affect the rights or duties of any Issuing Lender under this Agreement or any LC Related Document, (iii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent or Swing Line Lender affect the rights or duties of Administrative Agent or Swing Line Lender under this Agreement or any other Loan Document, and (iv) the Fee Letter may be amended or modified or the provisions thereof waived by the parties thereto.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, and the principal amount of any Loan of any Defaulting Lender may not be reduced or final maturity extended, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

12.02 Notices.

(a) Subject to the limitations set forth in Section 12.02(d) below, Borrower is authorized to receive on behalf of all Loan Parties all notices to any Loan Party from Administrative Agent or any Lender at the address, facsimile number and electronic mail address for Borrower set out on Appendix I; and all notices to Administrative Agent or any Lender shall be sent to Administrative Agent or such Lender, as the case may be, at Administrative Agent’s or such Lender’s respective address, facsimile number and electronic mail address set forth on Appendix I or, in the case of any Lender that becomes a party to this Agreement after the date hereof, as set forth in such Lender’s Administrative Questionnaire.

(b) All notices, requests, consents and other communications required or permitted hereunder or under any other Loan Document shall be in writing and mailed (by certified mail), faxed, delivered, or (subject to Section 12.02(d) below) transmitted by electronic mail, to the address, facsimile number, or electronic mail address specified for notices; or, as directed to Borrower, the Lenders or Administrative Agent, to such other address as shall be designated by such Person in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to Borrower, the Lenders and Administrative Agent.

(c) All such notices, requests, consents and communications shall be deemed to be given or made, and shall be effective, upon the earlier to occur of (i) actual receipt by the intended recipient or (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient or an authorized representative of such recipient; (B) if delivered by certified mail, the third Business Day after the date on which such certified mail, postage prepaid was deposited in the U.S. mail; (C) if delivered by facsimile, when transmitted in legible form by facsimile machine (or, if transmitted on a day that is not a Business Day, on the next succeeding Business Day); and (D) if delivered by electronic mail or via internet or intranet websites (which form of delivery is subject to the provisions of Section 12.02(d) below), when delivered (or, if delivered on a day that is not a Business Day, on the next succeeding Business Day); provided, however, that notice and other communications to Administrative Agent or any Lender pursuant to Article II or Article X shall not be effective until actually received by Administrative Agent or such Lender.

(d) Electronic communications shall be subject to Section 11.11.

(e) Any agreement of Administrative Agent and the Lenders herein to receive certain notices by telephone, electronic mail, or facsimile is solely for the convenience and at the request of the Loan Parties. Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by such Loan Party to give such notice and Administrative Agent and the Lenders shall not have any liability to Borrower or other Loan Party on account of any action taken or not taken by Administrative Agent or any Lender in reliance upon such telephonic or facsimile notice. The obligation of Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by Administrative Agent and the Lenders to be contained in the telephonic or facsimile notice.

12.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12.04 Costs and Expenses. Parent and Borrower shall, jointly and severally:

(a) whether or not the transactions contemplated hereby are consummated, pay or reimburse Administrative Agent within five (5) Business Days after demand (or on the Closing Date if sooner) for all reasonable costs and expenses incurred by Administrative Agent in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including attorney costs incurred by Administrative Agent with respect thereto; and

(b) pay or reimburse Administrative Agent and each Lender within five (5) Business Days after demand for all costs and expenses (including attorney costs) incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

12.05 INDEMNITY. Whether or not the transactions contemplated hereby are consummated, Parent and Borrower, jointly and severally, hereby indemnify and hold Administrative Agent, the Agent-Related Persons, each Issuing Lender, Swing Line Lender, each Lender, and each of their respective Related Parties (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including attorneys’ fees and expenses) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, and the termination, resignation or replacement of Administrative Agent or the replacement of any Lender), be imposed on, incurred by or asserted against any Indemnified Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any Indemnified Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARISE OUT OF OR AS A RESULT OF ANY INDEMNIFIED PERSON’S NEGLIGENCE IN WHOLE OR IN PART, INCLUDING, WITHOUT LIMITATION, THOSE CLAIMS WHICH RESULT FROM THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PERSON, OR ANY ONE OR MORE OF THEM; provided, that no Loan Party shall have any obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent that (i) a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that any loss for which indemnification is sought resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person (or that of its Affiliates, partners, directors, officers, employees, agents, counsel, attorneys-in-fact or advisors, in each case that are controlled by such Indemnified Person or acting under the instructions of such Indemnified Person), (ii) a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that any loss for which indemnification is sought resulted from a material breach of the Loan Documents by any such Indemnified Person (or that of its Affiliates, partners, directors, officers, employees, agents, counsel, attorneys-in-fact or advisors, in each case that are controlled by such Indemnified Person or acting under the instructions of such Indemnified Person), or (iii) any loss for which indemnification is sought resulted from a dispute among or between Indemnified Persons (and not, directly or indirectly, from acts or omissions of any Loan Party or any of their respective Subsidiaries), and, to the extent Parent or Borrower has paid any expenses or made any indemnification payments with respect to items covered by clauses (i), (ii), or (iii) above, Parent or Borrower, as applicable, shall be entitled to reimbursement of such amounts from the applicable party whose expenses were paid or who obtained indemnification; provided, however, no indemnity shall be afforded under this Section 12.05 in respect of any property for any occurrence arising from the acts or omissions of Administrative Agent or any Lender during the period after which such Person, its successors or assigns, or their agents or representatives, shall have obtained possession of such property (whether by foreclosure or deed in lieu of foreclosure, as mortgagee-in-possession or otherwise).

To the extent permitted by applicable law, neither Borrower nor Parent nor any Indemnified Person shall assert, and each of Borrower and Parent (and Administrative Agent, Swing Line Lender, each Issuing Lender and each Lender, on behalf of itself and its Related Parties) waives, any claim against any Indemnified Person or any Loan Party, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof; provided, that the foregoing shall not limit the ability of any Indemnified Person to recover from the Parent or Borrower any Indemnified Liabilities resulting from a claim by a third party on any theory of liability for special, indirect, consequential or punitive damages (as opposed to actual or direct damages).

The agreements in this Section shall survive payment of all other Obligations and termination of this Agreement.

12.06 ENVIRONMENTAL INDEMNIFICATION. In addition to the indemnifications hereunder and under any other Loan Documents, Parent and Borrower, jointly and severally, hereby indemnify, protect and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, costs, expenses (including, without limitation, all attorneys’ fees and legal expenses whether or not suit is brought) and disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against such Indemnified Person, with respect to or as a direct or indirect result of the violation by any Loan Party of any Environmental Law; or with respect to or as a direct or indirect result of any Loan Party’s use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence in connection with the Mortgaged Properties of a hazardous substance including, without limitation, (a) all damages of any such use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence, or (b) the costs of any reasonably required or necessary environmental investigation, monitoring, repair, cleanup or detoxification and the preparation and implementation of any closure, remedial or other plans (all the foregoing, collectively, the “Indemnified Environmental Liabilities”). PARENT AND BORROWER AGREE, JOINTLY AND SEVERALLY, TO INDEMNIFY AND HOLD EACH INDEMNIFIED PERSON HARMLESS AS PROVIDED IN THIS SECTION 12.06, WHETHER OF NOT THE INDEMNIFIED ENVIRONMENTAL LIABILITIES ARISE OUT OF OR AS A RESULT OF ANY INDEMNIFIED PERSON’S NEGLIGENCE IN WHOLE OR IN PART, INCLUDING, WITHOUT LIMITATION, THOSE INDEMNIFIED ENVIRONMENTAL LIABILITIES WHICH RESULT FROM THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PERSON, OR ANY ONE OR MORE OF THEM. The provisions of and undertakings and indemnification set forth in this Section 12.06 shall survive (x) the satisfaction and payment of the Obligations and termination of this Agreement, and (y) the release of any Liens securing the Obligations or the extinguishment of such Liens by foreclosure or action in lieu thereof.

12.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent, Issuing Lender and each Lender.

12.08 Assignments, Participations, etc. No Lender may transfer, pledge, assign, sell any participation in, or otherwise encumber its portion of the Loan Obligations except as permitted by clauses (a) or (b) below.

(a) Any Lender may (subject to the provisions of this section, in accordance with applicable law, in the ordinary course of its business, and at any time) sell to one or more Persons (each a “Participant”) participating interests in its portion of the Loan Obligations, in which case the selling Lender shall remain a Lender under the Loan Documents, the Participant shall not become a Lender under the Loan Documents, and the selling Lender’s obligations under the Loan Documents shall remain unchanged. Any Lender selling a participation hereunder shall remain solely responsible for the performance of its obligations and shall remain the holder of its share of the outstanding Loan for all purposes under the Loan Documents. The Loan Parties and Administrative Agent shall continue to deal solely and directly with a Lender that has sold a participation hereunder in connection with that Lender’s rights and obligations under the Loan Documents, and each such Lender must retain the sole right and responsibility to enforce due obligations of the Loan Parties. Subject to the following, each Lender may obtain (on behalf of its Participants) the benefits of Article XII with respect to all participations in its part of the Loan Obligations outstanding from time to time so long as no Loan Party is obligated to pay any amount in excess of the amount that would be due to that Lender under Article XII calculated as though no participations have been made. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the proviso to Section 12.01 that affects such Participant. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Borrower and Administrative Agent shall have inspection rights with respect to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code.

(b) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Each Lender may upon the written consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed), each Issuing Lender and Swing Line Lender and, if no Event of Default exists, with the consent of Borrower (which consent shall not be unreasonably withheld or delayed) assign to one or more assignees (each an “Assignee”) all or any part of its rights and obligations under the Loan Documents so long as (i) the assignor Lender and Assignee execute and deliver to Administrative Agent an assignment and assumption agreement in substantially the form of Exhibit E (an “Assignment and Acceptance Agreement”) and pay to Administrative Agent a processing fee in the amount set forth on Appendix I, (ii) the Assignee acquires an identical percentage interest in the Commitment of the assignor Lender and an identical percentage of the interests in the outstanding Loan held by such assignor Lender, (iii) except in the case of an assignment to another Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, any partial assignment shall be in an amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (iv) the conditions (including, without limitation, (x) minimum amounts of the Commitment that may be assigned or that must be retained, (y) receipt by Administrative Agent of a processing and recordation fee of $3,500 and (z) receipt by Administrative Agent of an Administrative Questionnaire unless the Assignee is already a Lender) for that assignment set forth in the applicable Assignment and Acceptance Agreement are satisfied, (v) no such assignment shall be made to (A) Parent or Borrower or any of their respective Affiliates or Subsidiaries, (B) any natural Person or (C) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C); provided, that the consent of Administrative Agent and of Borrower shall not be required in the case of any assignment to a Lender, an Affiliate of a Lender or an Approved Fund. The “Effective Date” in each Assignment and Acceptance Agreement must (unless a shorter period is agreeable to Borrower and Administrative Agent) be at least five (5) Business Days after it is executed and delivered by the assignor Lender and Assignee to Administrative Agent and Borrower for acceptance. Once an Assignment and Acceptance Agreement is accepted by Administrative Agent and Borrower, then, from and after the Effective Date stated therein (i) the Assignee automatically shall become a party to this Agreement and, to the extent provided in that Assignment and Acceptance Agreement, have the rights and obligations of a Lender under the

Loan Documents, (ii) the assignor Lender, to the extent provided in that Assignment and Acceptance Agreement, shall be released from its obligations to fund Borrowings under this Agreement and its reimbursement obligations under this Agreement and, in the case of an Assignment and Acceptance Agreement covering all of the remaining portion of the assignor Lender’s rights and obligations under the Loan Documents, that Lender ceases to be a party to the Loan Documents, (iii) Borrower shall execute and deliver to the assignor Lender and Assignee the appropriate Notes in accordance with this Agreement following the transfer, (iv) upon delivery of the Notes under clause (iii) preceding, the assignor Lender shall return to Borrower all Notes previously delivered to that Lender under this Agreement, and (v) Schedule 2.01 shall automatically be deemed to be amended to reflect the name, address, telecopy number, and Commitment of Assignee and the remaining Commitment (if any) of the assignor Lender, and Administrative Agent shall prepare and circulate to the Loan Parties and the Lenders an amended Schedule 2.01 reflecting those changes.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, each Issuing Lender, Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full ratable portion (in accordance with its Pro Rata Share) of all Loans and participations in Letters of Credit and Swing Line Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses, the Commitments, and the principal amount (and stated interest) of the Loans of each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Lender and any Lender at any reasonable time and from time to time upon reasonable prior notice.

12.09 Interest. It is the intention of the parties hereto to comply with applicable usury laws; accordingly, notwithstanding any provision to the contrary in this Agreement, the Notes or in any of the other Loan Documents securing the payment hereof or otherwise relating hereto, in no event shall this Agreement, the Notes or such other Loan Documents require the payment or permit the payment, taking, reserving, receiving, collection, or charging of any sums constituting interest under applicable laws, if any, which exceed the maximum amount permitted by such laws. If any such excess interest is called for, contracted for, charged, taken, reserved, or received in connection with the Loans evidenced by the Notes or in any of the Loan Documents securing the payment thereof or otherwise relating thereto, or in any communication by Administrative Agent or any Lender or any other person to Borrower or any other person, or in the event all or part of the principal or interest thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under the Notes shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither Borrower nor any other person or entity now or hereafter liable for the payment and performance of the Obligations shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance of the Notes or, if the Notes have been or would be paid in full, refunded to Borrower, and (iv) the provisions of this Agreement, the Notes and the other Loan Documents securing the payment hereof and otherwise relating hereto, and any communication to Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of the interest contracted for, charged, taken, reserved, or received in connection with the Notes or this Agreement which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Loans, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, reserved, or received. The terms of this paragraph shall be deemed to be incorporated in every document and communication relating to the Notes, the Loans or any other Loan Document.

12.10 Counterparts and Facsimile Signatures. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. The Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties and Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

12.11 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

12.12 No Third Parties Benefited. This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Loan Parties, the Lenders, the Issuing Lender, Administrative Agent and the Agent-Related Persons and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

12.13 Governing Law. This Agreement, the Notes, the Security Documents, the Guaranties, if any, and the other Loan Documents shall be governed by, construed and interpreted in accordance with, the laws of the State of New York, except (i) to the extent that federal laws of the United States of America apply or (ii) to the extent otherwise indicated in the Loan Documents.

12.14 SUBMISSION TO JURISDICTION. With respect to any and all disputes arising hereunder, or under the Notes, the Security Documents, the other Loan Documents, or any of the other instruments and documents executed in connection herewith or therewith not settled, each party hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, any Note and any document to which it is a party, or for recognition and enforcement of any judgment in respect of any thereof, to the non-exclusive general jurisdiction of the courts of the State of New York (Borough of Manhattan), the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form and mail), postage prepaid, to it at its address specified in Appendix I;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e) agrees that service upon it or its authorized agent shall, to the fullest extent permitted by law, constitutes valid and effective personal service upon it, as the case may be, and that the failure of any such authorized agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon; and

(f) waives, to the fullest extent permitted by applicable law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this agreement or any document related hereto.

12.15 Confidentiality. Administrative Agent and each of the Lenders agree to keep confidential (and to cause their respective affiliates, officers, directors, employees, agents and representatives to keep confidential) all non-public information, materials and documents relating to the Loan Parties furnished, revealed or disclosed to it by Parent or Borrower in connection with this Agreement or any Loan or Letter of Credit (the “Information”), including, but not limited to geological, geophysical, land, leasing, engineering, production, marketing and/or financial information. Notwithstanding the foregoing, Administrative Agent and the Lenders will be permitted to disclose Information (i) to the extent required by applicable laws, rules, orders and regulations or by any subpoena or similar legal process, (ii) to their respective Subsidiaries, Affiliates or counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (iii) to bank examiners, auditors or accountants or self-regulatory agencies or bodies, (vi) to the extent such Information becomes publicly available other than as a result of a breach of this Agreement or any agreement entered into pursuant to clause (v) below, (v) to any Assignee or Participant (or prospective Assignee or Participant) or any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, in each case so long as such Assignee or Participant (or prospective Assignee or Participant) or such actual or prospective counterparty first specifically agrees in a writing furnished to and for the benefit of Parent and Borrower to be bound by the terms of this Section 12.15 or by an agreement containing substantially similar provisions; (vi) to the extent that Parent or Borrower shall have consented in writing to such disclosure; (vii) in any suit, action or proceeding where reasonably necessary or desirable for the purpose of defending itself, reducing its liability, protecting or exercising any of its claims, rights, remedies or interests under or in connection with any Loan or Loan Documents or any Collateral, or doing any of the foregoing for or on behalf of its Affiliates, officers, employees, agents or representatives; (viii) to any rating agency; or (ix) to the CUSIP Service Bureau or any similar organization.

12.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

12.17 NO ORAL AGREEMENTS. THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

12.18 [Intentionally Omitted.]

12.19 No Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Parent and Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent, the Arranger, the Lenders and the Issuing Lenders are arm’s-length commercial transactions between Parent, Borrower and their Affiliates, on the one hand, and Administrative Agent, the Arranger, the Lenders and the Issuing Lenders, on the other hand, (B) each of Parent and Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of Parent and Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent, the Arranger, each Lender and each Issuing Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Parent, Borrower or any of their respective Affiliates, or any other Person and (B) neither Administrative Agent nor the Arranger, Lender or Issuing Lender has any obligation to Parent, Borrower or any their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, the Arranger, the Lenders and the Issuing Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Parent and Borrower and their respective Affiliates, and neither Administrative Agent nor the Arranger, Lender or Issuing Lender has any obligation to disclose any of such interests to Parent, Borrower or their respective Affiliates. To the fullest extent permitted by law, each of Parent and Borrower hereby waives and releases any claims that it may have against Administrative Agent, the Arranger, any Lender or any Issuing Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.20 Collateral Matters.

(a) The benefit of the Security Documents and the provisions of this Agreement and the other Loan Documents relating to the Collateral shall also extend to, secure and be available on a pro rata basis (as set forth in Section 10.06) to each Lender Derivative Party with respect to any Obligations of Parent, Borrower or any Subsidiary arising under Derivative Contracts with a Lender Derivative Party until the Security Termination Date (and notwithstanding that the outstanding Loan Obligations have been repaid in full and the Commitments have terminated); provided that with respect to any Derivative Contract with a Lender Derivative Party that is secured at such time as the counterparty thereto is not a Lender or an Affiliate of a Lender or the outstanding Loan Obligations have been repaid in full and the Commitments have terminated, the provisions of Article XI shall also continue to apply to such counterparty in consideration of its benefits hereunder and each such counterparty shall, if requested by Administrative Agent, promptly execute and deliver to Administrative Agent all such other documents, agreements and instruments reasonably requested by Administrative Agent to evidence the continued applicability of the provisions of Article XI. Notwithstanding the foregoing, no Lender Derivative Party shall have any voting or consent rights under this Agreement or any Security Document as a result of the existence of Obligations owed to it under a Derivative Contract that are secured by any Security Document.

(b) Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Lender, for itself and on behalf of its Affiliates party to any Derivative Contract, hereby agree that (i) no Lender (and no Affiliate of any Lender party to any Derivative Contract) shall have any right individually to realize upon any of the Collateral or to enforce the Security Documents or any Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents and any Guaranty may be exercised solely by Administrative Agent, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Majority Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale or other disposition. By accepting the benefit of the Liens granted pursuant to the Security Documents, each lender not party hereto (on behalf of itself and its Affiliates) hereby agrees to the terms of this Section 12.20.

12.21 Restatement; Existing Credit Agreement. The parties hereto agree that this Agreement amends and restates the Existing Credit Agreement in its entirety but does not novate or discharge the Indebtedness outstanding under the Existing Credit Agreement, which is amended and restated hereby, and under the Notes.

12.22 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[The Remainder of this Page Intentionally Left Blank.

Signature Pages to Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MIDSTATES PETROLEUM COMPANY LLC, a Delaware limited liability company, as Borrower

By:	/s/ Thomas L. Mitchell
Name: Thomas L. Mitchell
Title: Executive Vice President and Chief Financial Officer

MIDSTATES PETROLEUM COMPANY, INC., a Delaware corporation, as Parent

By:	/s/ Thomas L. Mitchell
Name: Thomas L. Mitchell
Title: Executive Vice President and Chief Financial Officer

Credit Agreement Signature Page

SUNTRUST BANK, as Administrative Agent, as Swing Line Lender and as an Issuing Lender

By:	/s/ Scott Mackey
Name: Scott Mackey
Title: Director

Credit Agreement Signature Page

SUNTRUST BANK, as a Lender

By:	/s/ Scott Mackey
Name: Scott Mackey
Title: Director

Credit Agreement Signature Page

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Christopher Renyi
Name: Christopher Renyi
Title: Vice President

Credit Agreement Signature Page

NATIXIS, as a Lender

By:	/s/ Timothy L. Polvado
Name: Timothy L. Polvado
Title: Senior Managing Director

By:	/s/ Mary Lou Allen
Name: Mary Lou Allen
Title: Director

Credit Agreement Signature Page

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Don J. McKinnerney
Name: Don J. McKinnerney
Title: Authorized Signatory

Credit Agreement Signature Page

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ James L. Moyes
Name: James L. Moyes
Title: Managing Director

Credit Agreement Signature Page

KEYBANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Craig Hanselman
Name: Craig Hanselman
Title: Vice President

Credit Agreement Signature Page

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Nancy Mak
Name: Nancy Mak
Title: Vice President

Credit Agreement Signature Page

CITIBANK, N.A., as a Lender

By:	/s/ Yasantha Gunaratna
Name: Yasantha Gunaratna
Title: Vice President

Credit Agreement Signature Page

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

Credit Agreement Signature Page

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

Credit Agreement Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as a Lender and an Issuing Lender

By:	/s/ Michael Neal
Name: Michael Neal
Title: Director

Credit Agreement Signature Page

APPENDIX I

This Appendix I is attached to and made a part of the Second Amended and Restated Credit Agreement. All capitalized terms not otherwise defined in this Appendix I are defined in the Second Amended and Restated Credit Agreement.

SunTrust as Administrative Agent, Swing Line

Lender, Issuing Lender and Lender:

303 Peachtree Street

25th Floor

Mail Code 7662

Atlanta, Georgia 30308

Attn: Doug Weltz, Agency Services

Phone: (404) 813-5156

Fax: (404) 495-2170

Agency.services@suntrust.com

Borrower and Parent:

MIDSTATES PETROLEUM COMPANY LLC

4400 Post Oak Parkway, Suite 1900

Houston, Texas 77027

Attn: Thomas L. Mitchell

Phone: (713) 595-9451

Fax: (713) 595-9499

Email: tom.mitchell@midstatespetroleum.com

Appendix I – Page 1 of 3

1.	LOAN TERMS

A.	Maximum Loan Amounts (Section 1.01): $500,000,000.00.

B.	Initial Borrowing Base (Section 2.04): $200,000,000.00

C.	Letter of Credit Sub-Facility Amount (Section 1.01): $25,000,000.00

D.	Pricing Grid (Section 2.05)

		Applicable Margin	Applicable Margin	Applicable Margin
Pricing Level	Borrowing Base Utilization Percentage	LIBOR Rate	Base Rate	Commitment Fee
I	≥ 90%	275.0 bps	175.0 bps	50.0 bps
II	≥ 75% but < 90%	250.0 bps	150.0 bps	50.0 bps
III	≥ 50% but < 75%	225.0 bps	125.0 bps	50.0 bps
IV	≥ 25% but < 50%	200.0 bps	100.0 bps	37.5 bps
V	< 25%	175.0 bps	75.0 bps	37.5 bps

Each change in the Applicable Margin shall apply during the period commencing on the date of such change in the Borrowing Base Utilization Percentage and ending on the date immediately preceding the effective date of the next such change in the Borrowing Base Utilization Percentage.

E.	Stated Maturity Date: June 8, 2017.

F.	Default Rate: In the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in Section 2.05(b)(i) or, in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in Section 2.05(b)(i).

2.	REPORTING REQUIREMENTS/ BORROWING BASE DATES (Sections 2.04, 7.01 and 7.02):

A.	Annual Financial Report due date: Within 90 days following the end of each fiscal year of Parent commencing with the fiscal year ending December 31, 2012.

B.	Quarterly Financial Report due dates: Within 45 days following the end of each of the first three fiscal quarters of Parent in each fiscal year, commencing with the quarter ending June 30, 2012.

Appendix I – Page 2 of 3

C.	Third Party Reserve Reports due dates: January 15 of each year, commencing on January 15, 2013, prepared as of January 1 of each year.

D.	In-House Reserve Reports due dates: July 15 of each year, commencing on July 15, 2012, prepared as of July 1 of each year.

E.	Scheduled Borrowing Base Determination Dates: September 1, 2012 and, thereafter, each September 1 and March 1 of each year.

F.	Status Report due dates: Items (i) – (v) in the definition of “Status Report” shall be delivered simultaneous with the delivery of each Third Party Reserve Report and In-House Reserve Report. Items (i), (iii), and (v) in the definition of “Status Report” shall be delivered simultaneously with the delivery of the Quarterly Financial Report at the end of the first and third fiscal quarter of each fiscal year.

3.	ADDITIONAL CLOSING CONDITIONS (Section 5.01(k)):

A.	No Material Adverse Change. No event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

B.	No Litigation. No litigation, arbitration or similar proceeding shall be pending seeking to enjoin or prevent the transactions contemplated by this Agreement.

C.	No Legal Prohibition. The transactions contemplated by this Agreement and the other Loan Documents shall be permitted by applicable law and regulation and such laws and regulations shall not subject Administrative Agent, any Lender, or any Loan Party to any Material Adverse Effect.

D.	Budget. Parent shall have delivered to Administrative Agent a budget and financial projections for the period of five years following the Closing Date in form and substance reasonably satisfactory to Administrative Agent.

E.	Approvals. Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required as of the Closing Date in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.

F.	Know-Your-Client. Each Lender shall have received all information it has requested from the Loan Parties and that is required to be delivered to such Lender pursuant to Section 12.16.

Appendix I – Page 3 of 3

APPENDIX II

I.	Definitions

All capitalized terms not otherwise defined in this Appendix II are defined in the Second Amended and Restated Credit Agreement. The following terms have the following meanings:

“Current Assets” means, at any time, the consolidated current assets of Parent calculated in accordance with GAAP at such time, plus the Available Commitment at such time, plus the Specified Equity Contribution (if any), and less any non-cash gains for any Derivative Contract resulting from the requirements of FASB Accounting Standards Codification (“ASC”) 815 at such time.

“Current Liabilities” means, at any time, the consolidated current liabilities of Parent calculated in accordance with GAAP at such time, less current maturities any long-term Indebtedness, including Loans hereunder, less any non-cash losses or charges on any Derivative Contract resulting from the requirements of FASB ASC 815 at such time, and less the current portion of any capital and operating lease obligations to the extent included in the calculation of consolidated current liabilities of Parent.

“EBITDA” means, with respect to Parent, on a consolidated basis for any fiscal period, without duplication, (i) Net Income plus (ii) depreciation, depletion, amortization and other non-cash items reducing Net Income plus (iii) Interest Expense plus (iv) income tax expense less (v) all extraordinary or non-recurring items and any non-cash items increasing Net Income plus (vi) all extraordinary or non-recurring items and any non-cash items decreasing Net Income, and plus (vii) the Specified Equity Contribution (if any); provided that, with respect to the determination of Parent’s compliance with the Leverage Ratio set forth in Part II B of this Appendix II for any period, EBITDA shall be adjusted to give effect, on a pro forma basis and consistent with GAAP, to any material acquisitions or dispositions of Oil and Gas Properties or any interest therein or any Person owning Oil and Gas Properties made during such period as if such acquisition or disposition, as the case may be, was made at the beginning of such period; provided further that, no adjustment to EBITDA pursuant to the immediately preceding proviso shall result in EBITDA for any trailing four fiscal quarter period (calculated for these purposes as one fiscal period) deviating by more than 15% above or below what EBITDA otherwise would have been had no such adjustments been made pursuant to the immediately preceding proviso.

“Interest Expense” means, with respect to Parent, for any fiscal period, the aggregate amount of all interest expense, amortization or writeoff of debt, discount and debt issuance costs and commissions, discounts and other fees, expenses and charges associated with Indebtedness paid by Parent and its Subsidiaries on a consolidated basis in such fiscal period which are classified as interest expense on the financial statements of Parent, including any capitalized interest and net costs under Derivative Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, all as determined in accordance with GAAP.

Appendix II – Page 1 of 2

“Net Income” means, for any period, the consolidated net income (or net loss) of Parent for such period determined in accordance with GAAP.

“Specified Equity Contribution” means a cash equity contribution made to Parent by any Permitted Holder any time after the Closing Date and on or prior to the day that is ten (10) days after the day on which financial statements are required to be delivered for a fiscal quarter. Such contribution will, at the request of Parent, be included in the calculation of EBITDA or Current Assets, as applicable, for the purposes of determining compliance with Parent’s financial covenants at the end of such fiscal quarter; provided, however, (i) in each rolling four-fiscal quarter period, there shall be a period of at least two fiscal quarters in which no such contribution is made; (ii) the amount of such contribution shall be not exceed the amount required to cause Parent to be in compliance with its financial covenants; (iii) there shall be no more than three such contributions during the term of this Agreement; and (iv) all such contributions shall be disregarded for purposes of determining the ability of Parent to take any action permitted by Article VIII of this Agreement.

“Total Net Indebtedness” means, as of any date of determination, all Indebtedness in each case actually owing by Parent, Borrower and the Subsidiaries on such date and to the extent appearing on the balance sheet of Parent determined on a consolidated basis in accordance with GAAP minus all unrestricted cash and cash equivalents included in the cash and cash equivalents accounts listed on the consolidated balance sheet of Parent and the Subsidiaries at such date in an aggregate amount as of such date not to exceed $15,000,000.

II.	Financial Covenants

A. Current Ratio. As of the last day of any fiscal quarter, commencing June 30, 2012, the ratio of Current Assets to Current Liabilities shall be not less than 1.0:1.0.

B. Leverage Ratio. As of the last day of any fiscal quarter, commencing June 30, 2012, Borrower’s ratio of Total Net Indebtedness to EBITDA for the trailing four fiscal quarter period ending on the last day of such fiscal quarter shall not exceed 4.0:1.0.

Appendix II – Page 2 of 2

SCHEDULE I

SECURITY DOCUMENTS

1.	Personal Property. Second Amended and Restated Pledge and Security Agreement covering (i) all of the equity interests owned by the Loan Parties in each of their respective Subsidiaries, if any, and (ii) the personal property described therein, including all accounts receivable, inventory, contract rights and general intangibles of the Loan Parties (the “Pledge and Security Agreement”).

2.	Real Property. Act of Mortgage, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement, or, as applicable, Act of Amended and Restated Mortgage, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement, from Borrower to Administrative Agent for the benefit of the Lenders and the other secured parties, covering Borrower’s Oil and Gas Properties set forth therein in Acadia, Ascension, Beauregard, Calcasieu, Evangeline, Allen, and Rapides Parishes, Louisiana (as amended or supplemented, the “Mortgages”).

3.	Financing Statements

A.	Financing Statement – Loan Parties

(i)	Borrower (Mortgages)

Jurisdictions:	Ascension Parish, Louisiana

Beauregard Parish, Louisiana

Calcasieu Parish, Louisiana

Evangeline Parish, Louisiana

Allen Parish, Louisiana

Rapides Parish, Louisiana

Orleans Parish, Louisiana

(ii)	Parent and Borrower (Pledge and Security Agreement)

Jurisdiction:	Delaware Secretary of State

Schedule I

SCHEDULE II

INDIVIDUAL PERMITTED HOLDERS

Stephen J. McDaniel

Robert McDaniel

Kristen McDaniel

Ray E. Royer

John A. Crum

Thomas L. Mitchell

Stephen C. Pugh

Brad Broekstra

John P. Foley

Matthew David

Larry M. White

Dexter A. Burleigh

Curtis Newstrom

James R. Hart

Schedule II

SCHEDULE III

EXISTING LETTERS OF CREDIT

Issuer	Issuance Date	Amount	Beneficiary Name(s)	Expiry Date
Wells Fargo Bank, National Association	March 31, 2008	$200,000	- American Contractors Indemnity Company - U.S. Specialty Insurance Company - HCC Surety Group	February 19, 2013

Schedule III

SCHEDULE 2.01

COMMITMENTS AND

PRO RATA SHARES

Lender	Maximum Loan Amount	Pro Rata Share

SunTrust Bank	$75,000,000	15.0%

Bank of America, N.A.	$67,500,000	13.5%

Natixis	$62,500,000	12.5%

Royal Bank of Canada	$62,500,000	12.5%

The Royal Bank of Scotland plc	$62,500,000	12.5%

KeyBank, National Association	$46,250,000	9.25%

Capital One, National Association	$46,250,000	9.25%

Citibank, N.A.	$25,000,000	5.0%

Goldman Sachs Bank USA	$25,000,000	5.0%

Morgan Stanley Bank, N.A.	$25,000,000	5.0%

Wells Fargo Bank, National Association	$2,500,000	0.5%

Total:	$500,000,000	100%

Schedule 2.01